UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

__________________________

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MSC INDUSTRIAL DIRECT CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2022 Annual Meeting

and 2021 Proxy Statement

Date and Time:	Wednesday, January 26, 2022
9:00 a.m., Eastern Time

Virtual:	Participate online at www.virtualshareholdermeeting.com/MSM2022

Notice of 2022 Annual Meeting of Shareholders

To the shareholders of MSC Industrial Direct Co., Inc.:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of MSC Industrial Direct Co., Inc., a New York corporation, will be held at 9:00 a.m., Eastern Time, on Wednesday, January 26, 2022 via live audio webcast at www.virtualshareholdermeeting.com/MSM2022, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect the seven directors nominated by the Board of Directors;
2.	To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2022;
3.	To approve, on an advisory basis, the compensation of our named executive officers; and
4.	To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” Items 1, 2 and 3.  The proxy holders will use their discretion to vote on other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders as of the close of business on December 8, 2021, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting will be held entirely online via live audio webcast at www.virtualshareholdermeeting.com/MSM2022.  There will not be an option to attend the Annual Meeting in person.

Shareholders as of the record date may participate in, submit questions and vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/MSM2022.  To log in, you must enter the unique 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instructions.  If you are a beneficial shareholder, you may contact the shareholder of record (e.g., your bank, broker or other nominee) if you have questions about obtaining your control number.  If you do not have a control number, you may still access the live audio webcast of the Annual Meeting as a guest, but you will not be able to submit questions or to vote online during the meeting.

Whether or not you expect to participate in the Annual Meeting, your vote is important.  To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in your Notice of Internet Availability of Proxy Materials, proxy card or voting instructions as promptly as possible.  If you received a copy of the proxy materials by mail, you may complete, sign, date and mail the proxy card in the envelope provided.  Shareholders as of the record date participating in the live audio webcast of the Annual Meeting may vote via the Internet during the meeting, even if they have voted via the Internet or by telephone or returned a completed proxy card.  You may revoke your proxy at any time prior to the Annual Meeting.  If you participate in and vote during the Annual Meeting, your proxy will be revoked automatically and your vote at the meeting will be counted.

By Order of the Board of Directors,

Kristen Actis-Grande
Executive Vice President and Chief Financial Officer
Melville, New York
December 16, 2021

Review the Proxy Statement and Vote in One of Four Ways
Via the Internet Visit www.proxyvote.com	By Mail Complete, sign, date and mail your proxy card or voting instruction form
By Telephone Call the telephone number on your proxy card or voting instruction form	Virtually Participate in the live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/MSM2022 and vote online during the meeting

IMPORTANT:  Your vote is very important.  Whether or not you plan to participate in the live audio webcast of the Annual Meeting, we encourage you to read this Proxy Statement and vote your shares as soon as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 26, 2022:

The Notice of 2022 Annual Meeting and 2021 Proxy Statement and the 2021 Annual Report to Shareholders

are available at www.proxyvote.com.

We are furnishing this Proxy Statement to you in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) to be used at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”), or at any adjournment or postponement thereof.  This Proxy Statement describes the matters to be presented at the Annual Meeting and related information that will help you vote at the meeting.  References in this Proxy Statement to “MSC,” the “Company,” “we,” “us,” “our” and similar terms mean MSC Industrial Direct Co., Inc.

We have elected to take advantage of the “notice and access” rule of the United States Securities and Exchange Commission (the “SEC”) that allows us to furnish proxy materials to shareholders online.  We believe that electronic delivery expedites the receipt of proxy materials, while significantly lowering costs and reducing the environmental impact of printing and mailing full sets of proxy materials.  As a result, on or about December 16, 2021, we mailed to our shareholders of record as of the close of business on December 8, 2021, either (i) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials online and how to request paper copies of our proxy materials or (ii) a printed set of proxy materials, which includes the Notice of 2022 Annual Meeting of Shareholders, this Proxy Statement, our 2021 Annual Report to Shareholders and a proxy card.  If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you specifically request one.  If you hold your shares through a bank, broker or other nominee, rather than directly in your own name, your intermediary will either forward to you a printed copy of the proxy materials or will provide you with instructions on how you can access the proxy materials electronically.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   i

2021 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement.  This summary does not contain all of the information that you should consider.  You should read the entire Proxy Statement carefully before voting.

2022 Annual Meeting of Shareholders

Date:	Wednesday, January 26, 2022
Time:	9:00 a.m., Eastern Time
Virtual:	Participate online at www.virtualshareholdermeeting.com/MSM2022
Record Date:	December 8, 2021
Voting:

Shareholders as of the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.  Holders of our Class A Common Stock and our Class B Common Stock vote together as a single class, with each holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

Voting Matters

Proposals	Board Vote Recommendation	Page No. for Additional Information
1. Election of the seven directors nominated by the Board of Directors	FOR EACH NOMINEE	9
2. Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2022	FOR	31
3. Approval, on an advisory basis, of the compensation of our named executive officers	FOR	68

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   1

Director Nominees

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Independent	AC	CC	N&CGC
Erik Gershwind	50	2010	President and Chief Executive Officer of MSC	No
Louise Goeser	68	2009	Chief Executive Officer of LKG Enterprises	Yes	✓	✓C
Mitchell Jacobson	70	1995	Non-Executive Chairman of the Board of Directors of MSC	No
Michael Kaufmann	59	2015	Chief Executive Officer of Cardinal Health, Inc.	Yes	✓	✓
Steven Paladino	64	2015	Executive Vice President and Chief Financial Officer of Henry Schein, Inc.	Yes	✓	✓	✓C
Philip Peller	82	2000	Retired Partner of Arthur Andersen LLP	Yes	✓C		✓
Rudina Seseri	49	2020	Founder and Managing Partner of Glasswing Ventures, LLC	Yes		✓	✓

_____________________________

AC	Audit Committee
CC	Compensation Committee
N&CGC	Nominating and Corporate Governance Committee
✓	Member
C	Chairperson

2   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Corporate Governance Highlights

Director Independence	•	5 out of our 7 director nominees are independent.
	•	The independent directors meet regularly in private executive sessions without management.
	•	We have an independent Lead Director, who serves as the presiding director at the executive sessions of the independent directors.
	•	All committees of the Board are composed exclusively of independent directors.
Board Oversight of Risk Management	•

The Board is responsible for the oversight of the Company’s risk management and reviews our major financial, operational, compliance, cybersecurity, environmental, social and governance (“ESG”), reputational and strategic risks and risks posed by the COVID-19 pandemic, including steps to monitor, manage and mitigate such risks.

Stock Ownership Requirements	•

Each of our non-executive directors must own a minimum number of shares equal to five times his or her annual cash retainer on his or her first year of service on the Board within five years of joining the Board.

	•	Our Chief Executive Officer must own at least six times his annual base salary in our common stock.
•

Each of our Executive Vice Presidents must own at least three times his or her annual base salary in our common stock, each of our Senior Vice Presidents must own at least two times his or her annual base salary in our common stock, and each of our Vice Presidents (who are executive officers) must own at least one time his or her annual base salary in our common stock.

Annual Performance Evaluation	•	The Nominating and Corporate Governance Committee annually reviews the performance of the Board and Board committees.
	•	The Board and each Board committee conduct annual written self-evaluations to help ensure that the Board and each Board committee have the appropriate scope of activities.

Annual Election of Directors	•	All directors stand for election annually.
Board and Board Committee Evaluation and Composition	•	The Nominating and Corporate Governance Committee annually reviews the composition of the Board and Board committees.
•

The annual written self-evaluations conducted by the Board and each Board committee also ensure that the Board and Board committees have the appropriate number and mix of members, skills and experience.

•

The Nominating and Corporate Governance Committee assesses the Board’s composition in the context of the Board’s needs and objectives, including consideration of Board diversity and director tenure, age, skills, background and experience.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   3

Regular Board Reviews of Executive Succession	•	The Board regularly reviews senior level promotion and succession plans and is responsible for succession planning for the Chief Executive Officer position.
	•	The Board has contingency plans in place for emergencies such as the departure, death or disability of the Chief Executive Officer or other executive officers.
Other Corporate Governance Practices	•

We maintain a clawback policy to recoup incentive compensation in the event of a significant financial restatement (whether or not a covered officer engaged in misconduct), as well as in cases of breach of non-competition and other covenants.

	•	We are committed to shareholder engagement and maintain a formal investor relations outreach program.
	•	The Nominating and Corporate Governance Committee oversees our ESG efforts and initiatives.
Responding to COVID-19	•

Management formed a COVID-19 task force to manage our response to the COVID-19 pandemic.  Our number one priority is the health and safety of our associates and their families, our customers and our other partners.

4   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Fiscal Year 2021 Company Performance

In fiscal year 2021, we made significant progress on our ambitious plan to transform MSC from a leading spot-buy distributor to an essential partner on the plant floors of our customers.  Despite the unprecedented challenges related to the global COVID-19 pandemic that continued through the first half of fiscal year 2021, we have been able to align our strategy with our operations and make significant progress in reorganizing our cost structure to emerge a stronger, more resilient Company.  We continue to execute on our initiatives, supporting our business strategy to serve as a mission-critical partner to our customers, which we believe will further expand our market share capture to deliver on our growth targets, as well as improve our returns on invested capital.

While we began the year against a challenging backdrop, positive signs in the operating environment turned into tangible business drivers as customers began to rebuild backlog and manufacturing end markets grew stronger.  Additionally, product scarcity, freight delays and labor shortages drove significant inflationary pressures, and we leveraged the scale of our business, strong balance sheet and long-standing supplier relationships to navigate those challenges, deliver for our customers and extend our leadership position in our core business of metalworking.

Throughout the year, our long-term transformation strategy remained one of our top areas of focus.  We continued to grow share in metalworking through investment and innovation, driving improvements in eCommerce and launching MSC MillMax®, which uses impact-testing software to reduce the milling optimization process to just a few minutes.  We are working to transform our cost structure and are encouraged by the momentum that is building inside the Company as evidenced by improving operating results and solid execution.  Our operating performance in fiscal year 2021 was highlighted by the following:

•	our net sales increased 1.6% to $3.2 billion;
•	we generated $224.5 million of cash from operations in fiscal year 2021;
•

we paid out $362.7 million in cash dividends, comprised of special and regular cash dividends of approximately $195.4 million and $167.3 million, respectively, compared to special and regular cash dividends of approximately $277.6 million and $166.5 million, respectively, in the prior fiscal year;

•	our operating expenses increased 1.9% to $994.5 million in fiscal year 2021, as compared to $975.6 million in fiscal year 2020;
•

we incurred $31.4 million in restructuring and other related costs, comprised of $18.3 million in operating lease asset impairment loss, net and other exit-related costs related to the Company’s enhanced customer support model, $8.6 million in consulting costs related to the optimization of the Company’s operations and $4.5 million in severance and separation benefits charges and other related costs associated primarily with sales workforce realignment;

•	our operating income in fiscal year 2021 was $301.8 million, representing a decrease of 14.0% from operating income of $350.7 million in fiscal year 2020; and
•	our diluted earnings per share was $3.87 in fiscal year 2021 versus $4.51 in fiscal year 2020.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   5

Fiscal Year 2021 Compensation Decisions

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of the Board took the following key actions with respect to named executive officer compensation for fiscal year 2021:

•

Bonus Payouts Below Target.  Based on Company and individual performance, payouts under our performance bonus plan were 75% of target for Messrs. Gershwind, Jones and Armstrong and 86% of target for Mses. Actis-Grande and Heerdt.

The table below illustrates how our compensation is aligned with our performance by showing the total cash compensation and total direct compensation for each of our named executive officers in fiscal year 2021 against the competitive market data:

Named Executive Officer	Fiscal 2021 Total Cash Compensation ($)(1)	Competitive Positioning(2) of Total Cash Compensation	Fiscal 2021 Total Direct Compensation ($)(3)	Competitive Positioning(2) of Total Direct Compensation
Erik Gershwind	1,895,889	approx. 25th percentile	5,145,814	between 25th & 50th percentiles
Kristen Actis-Grande	681,170	<25th percentile	1,231,101	<25th percentile
Douglas E. Jones	597,560	between 25th & 50th percentiles	1,147,491	between 50th & 75th percentiles
Steve Armstrong	584,398	<25th percentile	1,084,369	approx. 25th percentile
Kari Heerdt	516,684	between 25th & 50th percentiles	916,661	between 25th & 50th percentiles

____________________________

(1)	Total cash compensation is calculated as the sum of (i) base salary in effect as of the fiscal year end and (ii) actual annual performance bonus.
(2)	Please see “―Competitive Positioning” on page 49 for information about our peer companies and our competitive market data.
(3)

Total direct compensation is calculated as the sum of (i) base salary (see Footnote 1 above), (ii) actual annual performance bonus (see Footnote 1 above) and (iii) long-term equity awards granted in fiscal year 2021.

Please see “Compensation Discussion and Analysis” beginning on page 35 of this Proxy Statement.

6   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Compensation Summary

The following table shows the compensation for our named executive officers for fiscal years 2021 and 2020.  For an explanation of the amounts in the table below, please see “Summary Compensation Table”  on page 55 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Erik Gershwind	2021	771,151	500	3,249,925	—	1,124,738	23,789	5,170,103
President and Chief Executive Officer	2020	697,002	—	3,249,858	—	375,000	22,575	4,344,435

Kristen Actis-Grande (1)	2021	408,654	150,000	749,871	—	256,170	14,808	1,579,503
Executive Vice President and Chief Financial Officer

Douglas E. Jones	2021	423,080	500	549,931	—	174,480	22,378	1,170,369
Executive Vice President and Chief Supply Chain Officer	2020	398,672	—	549,886	54,924	116,347	11,170	1,130,999

Steve Armstrong	2021	425,044	500	499,971	—	159,354	24,035	1,108,904
Senior Vice President, General Counsel and Corporate Secretary	2020	400,523	—	499,896	11,938	53,131	17,975	983,463

Kari Heerdt (1)	2021	361,182	500	399,977	—	155,502	21,359	938,520
Senior Vice President,
New Business Innovation and Transformation

____________________________

(1)	No compensation information for fiscal year 2020 appears in this table for Ms. Actis-Grande or Ms. Heerdt as neither were named executive officers during this time.
MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement 7

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal No. 2)

The Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2022.  The Board considers it desirable for shareholders to pass upon the selection of the independent registered public accounting firm.  The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2022.  Please see “Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal No. 2)”  beginning on page 31 of this Proxy Statement.

Advisory Vote to Approve Named Executive Officer Compensation (Proposal No. 3)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers.  This vote is advisory, which means that this vote on executive compensation is not binding on the Company, the Board or the Compensation Committee.  Based on Company and individual performance, the Compensation Committee believes that compensation levels for fiscal year 2021 were appropriate and consistent with the philosophy and objectives of the Company’s compensation programs.  The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.  Please see “Advisory Vote to Approve Named Executive Officer Compensation (Proposal No. 3)” on page 68 of this Proxy Statement.

8   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

The Board of Directors currently consists of seven members and has no vacancies.  On the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the seven persons listed below for election as directors at the Annual Meeting.  If elected, each nominee will serve until his or her term expires at the 2023 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified.  All of the nominees are currently serving as directors and were elected to the Board at the 2021 Annual Meeting of Shareholders.  Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the Board.  There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of the Company.

Board and Committee Evaluations; Qualifications of Nominees

The Nominating and Corporate Governance Committee annually reviews the composition and performance of the Board and Board committees, and considers, among other factors, Board diversity and director tenure, age, skills, background and experience.  The Nominating and Corporate Governance Committee is responsible for recruiting, evaluating and recommending candidates to be presented for election or re-election to serve as members of the Board.  The Board and each Board committee conduct annual written self-evaluations to help ensure that the Board and Board committees have the appropriate number and mix of members, skills and experience and the appropriate scope of activities.  These self-evaluations also provide Board and Board committee members with insight for enhancing the effectiveness of their meetings.  In evaluating the Board, the Nominating and Corporate Governance Committee has considered that our directors have a wide range of experience as senior executives of large publicly traded companies, and in the areas of accounting, business education and business management consulting.  In these positions, they have also gained industry experience and knowledge in core management skills that are important to their service on the Board, such as business-to-business distribution, supply chain management, mergers and acquisitions, strategic and financial planning, financial reporting, compliance, risk management, intellectual property matters and leadership development.  Several of our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters.  The Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board of directors, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business, a high level of education, broad-based business acumen and the ability to think strategically.

In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific skills and attributes described in the biographical details that follow in determining whether each individual nominee should serve on the Board.

Director Nominees

Nominee	Age	Principal Occupation	Director Since
Erik Gershwind	50	President and Chief Executive Officer of MSC	October 2010
Louise Goeser	68	Chief Executive Officer of LKG Enterprises	January 2009
Mitchell Jacobson	70	Non-Executive Chairman of the Board of Directors of MSC	October 1995
Michael Kaufmann	59	Chief Executive Officer of Cardinal Health, Inc.	September 2015
Steven Paladino	64	Executive Vice President and Chief Financial Officer of Henry Schein, Inc.	September 2015
Philip Peller	82	Retired Partner of Arthur Andersen LLP	April 2000
Rudina Seseri	49	Founder and Managing Partner of Glasswing Ventures, LLC	September 2020

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   9

Erik Gershwind
Business Experience

Mr. Gershwind has served as our President and Chief Executive Officer since January 2013.  From October 2009 to October 2011, Mr. Gershwind served as our Executive Vice President and Chief Operating Officer and, from October 2011 to January 2013, he served as our President and Chief Operating Officer.  Mr. Gershwind was elected by the Board to serve as a director in October 2010.  Previously, Mr. Gershwind served as our Senior Vice President, Product Management and Marketing from December 2005 to October 2009 and as our Vice President of Product Management from April 2005 to December 2005.  From August 2004 to April 2005, Mr. Gershwind served as Vice President of MRO and Inventory Management of the Company.  Mr. Gershwind has held various positions of increasing responsibility in product, eCommerce and marketing.  Mr. Gershwind joined the Company in 1996 as manager of our acquisition integration initiative.

Specific Skills and Attributes

Mr. Gershwind has held senior management positions responsible for key business functions of the Company and is a key contributor to our current strategy and success.  In addition, as our Chief Executive Officer, he brings critical perspectives to the Board on our strategic direction and growth strategy.

Family Relationships

Mr. Gershwind is the nephew of Mitchell Jacobson, our Non-Executive Chairman of the Board, and the son of Marjorie Gershwind Fiverson, Mr. Jacobson’s sister.  Mr. Jacobson and Ms. Gershwind Fiverson are also our principal shareholders.  There are no other family relationships among any of our directors or executive officers.

Louise Goeser
Business Experience

Ms. Goeser is the Chief Executive Officer of LKG Enterprises, a private advisory firm that she founded in October 2018.  Ms. Goeser previously served as President and Chief Executive Officer of Grupo Siemens S.A. de C.V., where she was responsible for Siemens Mesoamérica, from March 2009 until her retirement in May 2018.  Siemens Mesoamérica is the Mexican, Central American and Caribbean unit of multinational Siemens AG, a global engineering company operating in the industrial, energy and healthcare sectors.  Ms. Goeser previously served as President and Chief Executive Officer of Ford of Mexico from January 2005 to November 2008.  Prior to this position, she served as Vice President, Global Quality for Ford Motor Company from 1999 to 2005.  Prior to 1999, Ms. Goeser served as General Manager, Refrigeration and Vice President, Corporate Quality at Whirlpool Corporation and held various leadership positions with Westinghouse Electric Corporation.

Specific Skills and Attributes

Ms. Goeser has extensive experience in senior executive positions and as a director of large public companies, and she possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues, as well as the reporting and other responsibilities of a public company.

Other Directorships

Ms. Goeser is also a director of Watts Water Technologies, Inc. and a member of its Compensation and Nominating and Corporate Governance Committees.  During the last five years, Ms. Goeser served as a director and a member of the Audit Committee and the Compensation, Governance and Nominating Committee of Talen Energy Corporation and as a director and a member of the Compensation, Governance and Nominating Committee of PPL Corporation.

10   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Mitchell Jacobson
Business Experience

Mr. Jacobson was elected our President and Chief Executive Officer in October 1995 and held both positions until November 2003.  He continued to serve as our Chief Executive Officer until November 2005.  Mr. Jacobson was elected our Chairman of the Board in January 1998 and became Non-Executive Chairman of the Board in January 2013.  Previously, Mr. Jacobson was President and Chief Executive Officer of Sid Tool Co., Inc., our predecessor company and current wholly owned and principal operating subsidiary from June 1982 to November 2005.

Specific Skills and Attributes

Mr. Jacobson has been instrumental to our past and ongoing growth, which reflects the values, strategy and vision that Mr. Jacobson contributes.  His leadership as Chairman, experience in industrial distribution and strategic input are critically important to the Board.  In addition, as one of our principal shareholders, Mr. Jacobson provides critical insight and perspective relating to the Company’s shareholders.

Family Relationships

Mr. Jacobson is the uncle of Erik Gershwind, our President and Chief Executive Officer and a director of the Company, and the brother of Marjorie Gershwind Fiverson, Mr. Gershwind’s mother.  There are no other family relationships among any of our directors or executive officers.

Other Directorships

Mr. Jacobson is a director of Ambrosia Holdings, L.P. (the holding company of TriMark USA), and serves as a director, Chairman of the Nominating Committee and a member of the Audit and Compensation Committees of Juniper Industrial Holdings, Inc. Mr. Jacobson previously served as a director of HD Supply Holdings, Inc. from October 2007 to December 2013.  Mr. Jacobson is also a Trustee of the New York University School of Law, and serves as a member of the Board of Trustees of New York Presbyterian Hospital, as well as of the hospital’s Executive, Investment and Patient Experience Committees.

Michael Kaufmann
Business Experience

Mr. Kaufmann has served as Chief Executive Officer of Cardinal Health, Inc., a globally integrated healthcare services and products company providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories, physician offices and patients in the home, since January 2018.  He previously served as Chief Financial Officer of Cardinal Health, Inc. from November 2014 to December 2017 and as Chief Executive Officer of the Pharmaceutical Segment of Cardinal Health, Inc. from August 2009 to November 2014.  Previously, he was Group President for the medical distribution businesses of Cardinal Health, Inc. from April 2008 to August 2009.  Mr. Kaufmann served in other executive positions with Cardinal Health, Inc. from 1990 through 2008, and, prior to that, he worked for almost six years in public accounting with Arthur Andersen LLP.

Specific Skills and Attributes

Mr. Kaufmann’s operational expertise and broad experience as a senior executive of a major healthcare services and products company make him a valued asset to the Board.  His knowledge of the distribution business and supply chain management expertise provide the Board with critical insights.  In addition, having previously served as a chief financial officer of a large public company, Mr. Kaufmann brings additional finance and accounting expertise to the Board.  Mr. Kaufmann qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

Other Directorships	Mr. Kaufmann is also a director of Cardinal Health, Inc.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   11

Steven Paladino
Business Experience

Mr. Paladino has served as Executive Vice President and Chief Financial Officer of Henry Schein, Inc., a solutions company for healthcare professionals, since 2000.  Prior to his current position, Mr. Paladino served in other key roles with Henry Schein, Inc., including Senior Vice President and Chief Financial Officer from 1993 to 2000, Vice President and Treasurer from 1990 to 1992, and Corporate Controller from 1987 to 1990.   Before joining Henry Schein, Inc., Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO Seidman LLP (now known as BDO USA, LLP).

Specific Skills and Attributes

Mr. Paladino brings to the Board extensive financial, accounting and distribution industry expertise.  Mr. Paladino’s skills in corporate finance and accounting provide the Board with expertise and depth in public company accounting issues, and his distribution-related experience provides the Board with critical knowledge and perspectives.  Further, his experience as a public company director provides the Board with additional knowledge and perspectives on corporate governance matters.  Mr. Paladino qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

Other Directorships	Mr. Paladino also serves as a director of Henry Schein, Inc. and a member of its Executive Management Committee, and as a director of Covetrus, Inc. and a member of its Strategy Committee.

PHILIP PELLER
Business Experience

Mr. Peller has served as our Lead Director since December 2007.  Mr. Peller was a partner of Andersen Worldwide S.C. and Arthur Andersen LLP from 1970 until his retirement in 1999.  He served as Managing Partner of Practice Protection and Partner Affairs for Andersen Worldwide S.C. from 1998 to 1999 and as Managing Partner of Practice Protection from 1996 to 1998.  He also served as the Managing Director of Quality, Risk Management and Professional Competence for Arthur Andersen’s global audit practice.

Specific Skills and Attributes

Mr. Peller’s extensive experience in global audit, financial, risk and compliance matters provides invaluable expertise to the Board.  In addition, Mr. Peller’s accounting background and experience allow him to provide the Board with unique insight into public company accounting issues and challenges, and also qualify him as an “audit committee financial expert” as defined by applicable SEC rules.

RUDINA SESERI
Business Experience

Ms. Seseri is the founder and managing partner of Glasswing Ventures, LLC, an early stage venture capital firm dedicated to investing in the next generation of Artificial Intelligence-powered technology companies.  Prior to launching Glasswing Ventures, LLC, Ms. Seseri was a partner at Fairhaven Capital, a technology venture capital firm, from 2007 to 2015.  She also worked in the Corporate Development Group at Microsoft Corporation from 2005 to 2007, where she was responsible for leading acquisitions and strategic investments for the company.  Ms. Seseri also worked as an investment banker in the Technology Group at Credit Suisse Group AG from 2000 to 2003, where she led public market transactions.

Specific Skills and Attributes

Ms. Seseri brings to the Board extensive investment, technology and operational experience.  She has more than 17 years of investing and transactional experience, including experience building successful technology companies in innovative fields such as artificial intelligence, machine learning, Internet of Things, robotics, block chain, enterprise software, and digital media technologies.  Ms. Seseri provides both vision and practical expertise to help advance our business transformation initiatives.

Other Directorships	Ms. Seseri is also a director of M&T Bank Corporation.

12   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Director Qualifications

The chart below demonstrates how the Board’s nominees for election at the Annual Meeting provide the skills, experiences and perspectives that the Nominating and Corporate Governance Committee and the Board consider important for an effective board of directors.

	Industry Knowledge		Business Management Experience			Financial/Accounting Experience
Name	Business to Business Distribution	Supply Chain Management	Senior Executive Management	Public Company Corporate Governance and Compensation	Mergers and Acquisitions	Financial Literacy	Financial Reporting
Erik Gershwind	✓	✓	✓	✓	✓	✓	✓
Louise Goeser		✓	✓	✓	✓	✓
Mitchell Jacobson	✓	✓	✓	✓	✓	✓	✓
Michael Kaufmann	✓	✓	✓	✓	✓	✓	✓
Steven Paladino	✓	✓	✓	✓	✓	✓	✓
Philip Peller			✓	✓	✓	✓	✓
Rudina Seseri			✓	✓	✓	✓

The Board OF DIRECTORS recommends THAT YOU vote “FOR” the election of each of
THE SEVEN NOMINEES LISTED ABOVE.  UNLESS OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES LISTED ABOVE.

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CORPORATE GOVERNANCE

Director Independence

Pursuant to the New York Stock Exchange (the “NYSE”) listing standards, a majority of the members of the Board must be independent.  The NYSE listing standards provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).  The Board follows the criteria set forth in Section 303A of the NYSE listing standards to determine director independence.  Our independence criteria are also set forth in Section 2 of our Corporate Governance Guidelines, a copy of which is available on our website at www.mscdirect.com/corporategovernance.   In addition to applying these guidelines, the Board will consider all of the relevant facts and circumstances in making an independence determination.

The Board undertakes a review of director independence on an annual basis and as events arise which may affect director independence.  Based upon this review, the Board determined that Mses. Goeser and Seseri and Messrs. Kaufmann, Paladino and Peller are independent, and Messrs. Jonathan Byrnes and Denis Kelly (who did not stand for re-election at our 2021 Annual Meeting of Shareholders and ceased to be directors effective as of the conclusion of that meeting) were independent during the period that they served as directors, in accordance with Section 303A.02 of the NYSE listing standards as well as under our Corporate Governance Guidelines.  The Board also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (see membership information below under “―Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Exchange Act.

In evaluating the independence of Ms. Goeser, the Board considered that Ms. Goeser is a director of Watts Water Technologies, Inc., which is a customer and a supplier of the Company.  Sales to and purchases from Watts Water Technologies, Inc. in fiscal year 2021 were made in the ordinary course of business and amounted to significantly less than 0.5% of Watts Water Technologies, Inc.’s gross revenues during its most recent fiscal year.

In evaluating the independence of Ms. Seseri, the Board considered that Ms. Seseri is the founding partner of Glasswing Ventures, of which NormShield Inc. d/b/a Black Kite, Inc. is a portfolio company.  Black Kite, Inc. is a supplier of the Company.  Purchases from Black Kite, Inc. in fiscal year 2021 were made in the ordinary course of business and amounted to significantly less than 0.5% of Black Kite, Inc.’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Byrnes, the Board considered that Mr. Byrnes is a Senior Lecturer at MIT, which is a customer of the Company.  Sales to MIT in fiscal year 2021 were made in the ordinary course of business and amounted to significantly less than 0.5% of MIT’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Kaufmann, the Board considered that Mr. Kaufmann is the Chief Executive Officer of Cardinal Health, Inc., which is a customer and a supplier of the Company.  Sales to and purchases from Cardinal Health, Inc. in fiscal year 2021 were made in the ordinary course of business and amounted to significantly less than 0.5% of Cardinal Health, Inc.’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Kelly, the Board considered that Mr. Kelly is a director of WW International, Inc., which is a supplier of the Company.  Purchases from WW International, Inc. in fiscal year 2021 were made in the ordinary course of business and amounted to significantly less than 0.5% of WW International, Inc.’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Paladino, the Board considered that Mr. Paladino is the Executive Vice President and Chief Financial Officer of Henry Schein, Inc., which is a customer and supplier of the Company.  Sales to and purchases from Henry Schein, Inc. in fiscal year 2021 were made in the ordinary course of business and amounted to significantly less than 0.5% of Henry Schein, Inc.’s gross revenues during its most recent fiscal year.

14   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Board Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  The table below provides the current membership of the Board and each of these committees and the number of meetings held by the Board and each of these committees during fiscal year 2021.

Name	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Erik Gershwind
Louise Goeser
Mitchell Jacobson
Michael Kaufmann
Steven Paladino
Philip Peller
Rudina Seseri
Fiscal Year 2021 Meetings	7	6	7	4

Lead Director      Chairperson    Audit Committee Financial Expert   Member

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Audit Committee

Principal Functions

The principal functions of the Audit Committee are to:

•

assist the Board in its oversight of (i) the preparation and integrity of our financial statements, (ii) our compliance with our ethics policies and legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications, performance and independence, and (iv) the performance of our internal audit function;

•	appoint (and be responsible for terminating) our independent registered public accounting firm;
•	recommend to the Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC;
•	oversee risk management practices for our major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures;
•

assist the Board in overseeing and managing risks associated with the COVID-19 pandemic, and overseeing risk management and responses with respect to the financial risks posed by the COVID-19 pandemic;

•	oversee cybersecurity risks and the Company’s overall cybersecurity risk management program;
•	prepare an audit committee report to be included in our annual proxy statement; and
•	undertake an annual evaluation of its performance.

Composition and Charter

The Audit Committee is currently comprised of Ms. Goeser and Messrs. Kaufmann, Paladino and Peller, each of whom the Board has determined to be independent under both the rules of the SEC and the listing standards of the NYSE and to meet the financial literacy requirements of the NYSE.  Mr. Peller is the Chairperson of the Audit Committee.  The Board has determined that each of Messrs. Peller, Kaufmann and Paladino qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC.

The Audit Committee is directly responsible for the appointment, termination, compensation, retention and oversight of the work of our independent registered public accounting firm.  The Board has approved a written charter for the Audit Committee, a copy of which is available on our website at www.mscdirect.com/corporategovernance.  The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.  We are obligated to provide appropriate funding for the Audit Committee for these purposes.

Policy on Service on Other Audit Committees

Under our Corporate Governance Guidelines, members of the Audit Committee may not serve as members of an audit committee for more than three public companies, including the Audit Committee of the Board.

16   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Compensation Committee

Principal Functions

The principal functions of the Compensation Committee are to:

•	review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•	evaluate our Chief Executive Officer’s performance in light of those goals and objectives;
•	determine and approve our Chief Executive Officer’s compensation level based on its evaluation of his performance;
•	set the compensation levels of all of our other executive officers, including with respect to our incentive compensation plans and equity-based plans;
•	review and recommend to the Board for approval any change in control agreements or severance plans or agreements with our Chief Executive Officer and our other executive officers;
•	recommend to the Board the compensation of our non-executive directors;
•	have the sole responsibility to retain and terminate the compensation consultant;
•	administer our equity incentive plans;
•	assist the Board in overseeing and managing risks associated with the COVID-19 pandemic, and overseeing compensation actions taken in response to the COVID-19 pandemic;
•	oversee risk management practices for risks relating to our overall compensation structure, including review of our compensation practices, in each case with a view toward assessing associated risks;
•	prepare a compensation committee report on executive compensation to be included in our annual proxy statement; and
•	undertake an annual evaluation of its performance.

Composition and Charter

The Compensation Committee is currently comprised of Mses. Goeser and Seseri and Messrs. Kaufmann and Paladino, each of whom is an independent director.  Ms. Goeser is the Chairperson of the Compensation Committee.  The Board has approved a written charter for the Compensation Committee, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Delegation of Authority

The Compensation Committee does not delegate its responsibilities to any other directors or members of management.  Under the MSC Industrial Direct Co., Inc. 2015 Omnibus Incentive Plan (the “2015 Omnibus Incentive Plan”), the Compensation Committee is permitted to delegate its authority under such plan to a committee of one or more directors or one or more officers, in all cases to the extent permitted under applicable law, including NYSE listing requirements.  However, as a matter of policy, the Compensation Committee authorizes all grants of awards under the 2015 Omnibus Incentive Plan.

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Compensation Processes and Procedures

The Compensation Committee makes all compensation decisions for our executive officers.  In fiscal year 2021, the views and recommendations of Mitchell Jacobson, our Non-Executive Chairman of the Board, and Erik Gershwind, our President and Chief Executive Officer, were considered by the members of the Compensation Committee in its review of the performance and compensation of individual executives and will continue to be considered in the foreseeable future.  In fiscal year 2021, Mr. Jacobson also provided input on Mr. Gershwind’s compensation.  In addition, the Compensation Committee obtains input from Mr. Gershwind on the compensation of the other named executive officers and other executive officers and senior officers.  Our Human Resources department and  our Senior Vice President and Chief People Officer, Elizabeth Bledsoe, assisted the Compensation Committee Chair in developing the agenda for Compensation Committee meetings and worked with the Compensation Committee in developing agenda materials for the committee’s review, including coordinating and presenting management’s proposals and recommendations to the Compensation Committee with respect to executive and non-executive director compensation.  Ms. Bledsoe and Mr. Gershwind regularly attend Compensation Committee meetings, excluding portions of meetings where their own compensation is discussed.  The Compensation Committee considers, but is not bound by, management’s proposals and recommendations with respect to executive compensation.

The Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors.  In connection with compensation decisions made by the Compensation Committee for fiscal year 2021, the Compensation Committee relied on competitive market data and analysis prepared by its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”).  FW Cook provides research, market data and survey information and makes recommendations to the Compensation Committee regarding our executive compensation programs and our non-executive director compensation programs.  FW Cook advises the Compensation Committee on the competitiveness of our compensation arrangements and provides input, analysis and recommendations for the compensation paid to our named executive officers, other executives and non-management directors.  FW Cook provides data and analysis with respect to public companies having similar characteristics (including size, profitability, geography, business lines and growth rates) to those of the Company.  As discussed under “Compensation Risk Assessment” beginning on page 52 of this Proxy Statement, FW Cook also updated and confirmed the comprehensive risk assessment of our incentive-based compensation plans which FW Cook conducted in 2019 (and prepares on a triennial basis) to assist the Compensation Committee in its compensation risk assessment.   The Compensation Committee considers, but is not bound by, consultant recommendations with respect to executive and non-executive director compensation.

During fiscal year 2021, the Compensation Committee reviewed the independence of FW Cook, which included a consideration of the factors required by the NYSE listing standards, and determined that FW Cook is independent and that their service does not raise any conflicts of interest that would prevent them from providing independent and objective advice to the committee.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2021, Mses. Goeser and Seseri and Messrs. Kaufmann, Kelly and Paladino served as members of the Compensation Committee.  None of the members of the Compensation Committee were, during or prior to fiscal year 2021, an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director and as a de minimis shareholder.  In addition, none of our directors has or had interlocking or other relationships with other boards or compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

18   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Nominating and Corporate Governance Committee

Principal Functions

The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become members of the Board consistent with criteria approved by the Board;
•

review the qualifications and independence of the director nominees, and conduct an assessment of the Board’s composition, in the context of the Board’s needs and objectives, including consideration of Board diversity and director tenure, age, skills, background and experience;

•	annually review the background and qualifications of each director;
•

recommend to the Board nominees for membership on the Board (only those candidates recommended by the Nominating and Corporate Governance Committee will be considered by the Board as nominees for director);

•	develop and recommend to the Board corporate governance principles and other corporate governance policies that are applicable to the Company;
•

review and approve any related party transactions between the Company and any officer, director, principal shareholder or immediate family member or other affiliate of such persons proposed to be entered into and, if appropriate, ratify any such transaction previously commenced and ongoing;

•	oversee the evaluation of the Board, the Board committees and our management;
•	oversee risk management practices for risks relating to governance and compliance and ESG risks;
•	assist the Board in overseeing and managing risks associated with the COVID-19 pandemic;
•	assist the Board in succession planning for the Company’s senior executive officers;
•	oversee our ESG efforts;
•	assist the Board in its oversight of our compliance with our ethics policies; and
•	undertake an annual evaluation of its performance.

Composition and Charter

The Nominating and Corporate Governance Committee is currently comprised of Ms. Seseri and Messrs. Paladino and Peller, each of whom is an independent director.  Mr. Paladino is the Chairperson of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Policy Regarding Shareholder Nominations for Director

The Nominating and Corporate Governance Committee of the Board believes that the best director candidates will be those who have a number of qualifications, including independence, knowledge, judgment, integrity, character, leadership skills, education, experience, financial literacy, standing in the community and an ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths.  There are no specific, minimum or absolute criteria for Board membership.  The Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on the Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management.  The Nominating and Corporate Governance Committee also believes that it is important for directors to have demonstrated an ethical and successful career.  Such a career may include:

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   19

•

experience as a senior executive of a publicly traded corporation, a management consultant, an investment banker, a partner at a law firm or registered public accounting firm or a professor at an accredited law or business school;

•	experience in the management or leadership of a substantial private business enterprise or educational, religious or not-for-profit organization; or
•	such other professional experience as the Nominating and Corporate Governance Committee determines qualifies an individual for Board service.

At all times, the Nominating and Corporate Governance Committee will make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the NYSE and the SEC.  In addition, prior to nominating an existing director for re-election to the Board, the Nominating and Corporate Governance Committee will consider and review such existing director’s attendance and performance, independence, experience, skills and contributions as an existing director to the Board.

The Nominating and Corporate Governance Committee may employ third-party search firms to identify director candidates, if so desired.  The Nominating and Corporate Governance Committee will review and consider recommendations from a wide variety of contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential director candidates.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by shareholders in compliance with our procedures and subject to applicable inquiries.  The Nominating and Corporate Governance Committee uses the same standards for evaluating nominees regardless of whether they are proposed by our directors, our management or our shareholders.  Any shareholder may recommend a nominee for director at least 120 calendar days prior to the one-year anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting, by writing to Assistant Corporate Secretary, MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747, and providing the following information:

•	the name, Company shareholdings and contact information of the person making the nomination;
•	the candidate’s name, address and other contact information;
•	any direct or indirect holdings of our securities by the nominee;
•	any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements;
•	information regarding related party transactions with the Company and/or the shareholder submitting the nomination;
•	any actual or potential conflicts of interest; and
•

the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.

All of these communications will be reviewed by our Assistant Corporate Secretary and forwarded to Mr. Paladino, the Chairperson of the Nominating and Corporate Governance Committee, for further review and consideration in accordance with this policy.  Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

20   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Director Meeting Attendance

Each incumbent director attended, or participated by means of remote communication in, 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal year 2021.  We encourage attendance by the directors at our annual meeting of shareholders.  All nine of the Company’s directors in office at the time, including all of the Company’s current directors, participated in the Company’s 2021 Annual Meeting of Shareholders, which was held virtually via live audio webcast due to the COVID-19 pandemic.

Board Leadership Structure; Executive Sessions of the Independent Directors

The Board functions collaboratively and emphasizes active participation and leadership by all of its members.  The Board currently consists of seven directors, each of whom, other than Messrs. Gershwind and Jacobson, is independent under our Corporate Governance Guidelines and the applicable rules of the NYSE and the SEC.

Mr. Gershwind has served as our President and Chief Executive Officer since January 2013 and as a member of the Board since 2010.  Mr. Jacobson, who is one of our principal shareholders, was elected Chairman of the Board in January 1998 and became Non-Executive Chairman of the Board in January 2013.  Mr. Jacobson previously served as our President from October 1995 through November 2003, and as our Chief Executive Officer from October 1995 through November 2005.  The Board has separated the roles of Chairman and Chief Executive Officer since 2005 and has appointed a non-management, Lead Director since 2007.

The Board of Directors believes that the most effective Board leadership structure for the Company at the present time is for the roles of Chief Executive Officer and Chairman of the Board to be separated.  Under this structure, our Chief Executive Officer is generally responsible for setting the strategic direction for the Company and for providing the day-to-day leadership over our operations, and our Chairman of the Board sets the agenda for meetings of the Board and presides over Board meetings.  In addition, our independent directors meet at regularly scheduled executive sessions without members of management present.  Mr. Peller, who has served as our Lead Director since 2007, presides at the executive sessions of the independent directors.  The Lead Director also has such other duties and responsibilities as determined by the Board from time to time.  Those additional duties and responsibilities include:

•	making recommendations to the Board regarding the structure of Board meetings;
•	recommending matters for consideration by the Board;
•	determining appropriate materials to be provided to the directors;
•	serving as an independent point of contact for shareholders wishing to communicate with the Board;
•	assigning tasks to the appropriate Board committees with the approval of the Nominating and Corporate Governance Committee; and
•	acting as a liaison between management and the independent directors.

The Board retains the authority to modify this leadership structure as and when appropriate to best address our unique circumstances at any given time and to serve the best interests of our shareholders.

Role of the Board in Risk Oversight

The Board’s role in risk oversight involves both the full Board and its committees.  The full Board is responsible for the oversight of the Company’s risk management and reviews our major financial, operational, compliance, cybersecurity, ESG, reputational and strategic risks and risks posed by the COVID-19 pandemic, including steps to monitor, manage and mitigate such risks.  In addition, each of the Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions.  For example, the Audit Committee discusses with management our major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures, including with respect to risk assessment and risk management, as well as financial and other risks posed by the COVID-19 pandemic.  The Audit Committee is also responsible for oversight of cybersecurity risks, as well as the Company’s overall cybersecurity risk management program.  Similarly, the Nominating and Corporate Governance Committee has oversight responsibility over ESG, governance and compliance matters and the Compensation Committee has oversight responsibility for our overall compensation structure, including review of our compensation practices as well as compensation actions taken in response to the COVID-19 pandemic, in each case with a view to assessing associated risks.  Please see “Compensation Risk Assessment”  beginning on page 52 of this Proxy Statement.

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The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees.  The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of the Company.

Response to COVID-19

Our number one priority is the health and safety of our associates and their families, our customers and our other partners.  We have taken and will continue to take measures to reduce the risk of COVID-19 infection and to protect our associates and our business, in line with guidelines issued by the authorities in the jurisdictions in which we operate, including federal, state and local governments and the Centers for Disease Control and Prevention.  We have instituted enhanced safety procedures to safeguard the health and safety of our associates, including the use of additional protective equipment and the frequent cleaning of our facilities.  We have restricted non-associate access to our sites, reorganized our workflows where permitted to maximize social distancing, implemented extensive restrictions on associate travel, utilized remote working strategies where possible and adopted a requirement that all of our associates get vaccinated.

The Board is responsible for overseeing the risks posed by COVID-19 and our response to the COVID-19 pandemic.  In fiscal year 2020, management formed a COVID-19 task force to coordinate our response to COVID-19.  The COVID-19 task force continues to meet regularly and reports directly to senior management and the Board.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which are available on our website at www.mscdirect.com/corporategovernance.

22   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Non-Executive Director Stock Ownership Guidelines

To more closely align the interests of our non-executive directors with those of our shareholders, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted stock ownership guidelines for our non-executive directors.  The ownership guidelines provide for each of our non-executive directors to own a minimum number of shares having a value equal to five times his or her base annual cash retainer on his or her first year of service on the Board (i.e., a value equal to $210,000 for directors whose tenure began before the adoption of the guidelines, a value equal to $250,000 for Messrs. Kaufmann and Paladino, and a value equal to $275,000 for Ms. Seseri).  All shares held by our non-executive directors, including unvested restricted stock units (“RSUs”), count toward this guideline.  The guidelines provide for our non-executive directors to reach this ownership level within the later of five years from the date on which the guidelines were adopted or five years from the date on which the director is first elected.  Once a non-executive director has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership.  If a non-executive director has not satisfied his or her proportionate minimum stock ownership guideline, the director must retain an amount equal to 100% of the net shares received as a result of the vesting of RSUs.  All of our non-executive directors are in compliance with their current stock ownership guidelines.

Overview of Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-executive directors.  The key objective of our non-executive directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management.  In addition, our compensation program is designed to align the interests of the Board with the long-term interests of our shareholders.  The compensation program is also designed to recognize the time commitment, expertise and potential liability required of active Board membership.  We compensate our non-executive directors with a mix of cash and equity-based compensation.  Directors who are also executives of the Company do not receive any compensation for their service on the Board.

The Compensation Committee’s policy generally is to engage a compensation consultant every year to conduct a full review and benchmarking (using the same peer group used to benchmark executive compensation) of our non-executive directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent.    In fiscal year 2021, the Compensation Committee engaged FW Cook as its compensation consultant.  In August 2021, FW Cook conducted a competitive analysis of our non-executive directors’ compensation using the same peer group used to benchmark executive compensation.  Based on the peer data from its August 2021 analysis, FW Cook concluded that the average total annual compensation per non-executive director (excluding our Non-Executive Chairman) in fiscal year 2021 was below the median of the peer group.  Based on its review and the analysis provided by FW Cook, the Compensation Committee recommended to the Board changes to our non-executive director compensation program beginning in fiscal year 2022, which include adjustments to the annual retainer amounts and the elimination of meeting attendance fees.

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Fiscal Year 2021 Director Compensation

For fiscal year 2021, we paid each non-executive director the following compensation:

•

in support of the Company’s cost reduction initiatives in response to the COVID-19 pandemic, all of our non-executive directors agreed to reductions of their cash compensation (annual cash retainer, Board committee chair cash retainer, and Board and Board committee meeting attendance fees) by 7.5% for the period from June 28, 2020 through November 14, 2020;

•	a retainer per director for service on the Board of $55,000 per year, adjusted as noted above;

•	a fee for attendance at a Board meeting of $2,000 per meeting, adjusted as noted above;

•	a fee for attendance at a committee meeting of $1,700 per meeting, adjusted as noted above;

•	an additional retainer for the chairperson of the Audit Committee of $20,000 per year, adjusted as noted above;

•	an additional retainer for the chairperson of the Compensation Committee of $12,500 per year, adjusted as noted above;

•	an additional retainer for the chairperson of the Nominating and Corporate Governance Committee of $10,000 per year, adjusted as noted above; and

•

an annual grant of RSUs representing shares having an aggregate fair market value of $120,000 on the date of grant to each director upon his or her election or reelection to the Board; 50% of these shares vest on the first anniversary of the date of grant and 50% vest on the second anniversary of the date of grant.

In the event that a director ceases to provide services to the Company by virtue of his or her death, disability or retirement (which means cessation of services with approval of the Board), the vesting of outstanding RSUs will accelerate and the shares underlying the RSUs will become fully vested.    In addition, in the event of a change in control of the Company, the vesting of all outstanding RSUs held by the director will accelerate, and all shares underlying RSUs will become fully vested.    A change in control of the Company for purposes of the 2015 Omnibus Incentive Plan is described below under the section entitled “Executive Compensation – Potential Payments Upon Termination or Change in Control –Change in Control Arrangements” on page 61 of this Proxy Statement.

In October 2014, the Compensation Committee recommended, and the Board approved, a change in the non-executive chairman compensation for Mr. Jacobson.  Due to the level of his stock ownership, Mr. Jacobson and the Company would have needed to make a filing and he would have needed to pay a filing fee under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the annual equity grant.  Under these circumstances, the Board, upon the recommendation of the Compensation Committee, decided that it was appropriate to pay Mr. Jacobson cash in lieu of the annual equity grant, such amount to be paid quarterly in arrears.

Director compensation is paid quarterly in arrears.    The cash compensation of directors who serve less than a full quarter is pro-rated for the number of days actually served.    Directors who are elected between annual meetings of shareholders receive a pro-rated equity award upon election to the Board.    In addition, we reimburse our non-executive directors for reasonable out-of-pocket expenses incurred in connection with attending in-person Board or Board committee meetings and for fees incurred in attending continuing education courses for directors that are approved in advance by the Company.

24   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Non-Executive Director Summary Compensation in Fiscal Year 2021

The following table presents the compensation paid to our non-executive directors in respect of fiscal year 2021 for their services as directors.  Mr. Gershwind, as an executive officer of the Company, did not receive compensation for his services as a director of the Company in fiscal year 2021.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($)	Total ($)
Jonathan Byrnes (4)	52,593	—	10,000 (5)	62,593
Louise Goeser (6)	99,348	119,934	—	219,282
Mitchell Jacobson (6)	140,350	—	274,705 (7)	415,055
Michael Kaufmann (6)	85,836	119,934	—	205,770
Denis Kelly (4)	63,319	—	20,278 (8)	83,597
Steven Paladino (6)	99,135	119,934	—	219,069
Philip Peller (6)	106,189	119,934	—	226,123
Rudina Seseri (6)	81,272	166,279	—	247,551

________________________

(1)

Reflects annual cash Board and Board committee chair retainers, Board meeting fees, standing Board committee meeting fees and other Board committee meeting fees earned by our non-executive directors for services provided during fiscal year 2021.  Also includes Mr. Jacobson’s $120,000 cash payment in lieu of the annual equity grant.

(2)

The amounts in this column do not reflect compensation actually received by our non-executive directors nor do they reflect the actual value that will be recognized by the non-executive directors.  Instead, the amounts reflect the grant date fair value of RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).  The grant date fair value of RSU awards was calculated using the closing market price of our Class A Common Stock as reported on the NYSE on the date of grant.  Dividends are not paid on unvested RSUs.  Dividend equivalent units accrue on unvested RSUs and vest at the same time as the underlying RSUs.

(3)

Mses. Goeser and Seseri and Messrs. Kaufmann, Paladino and Peller each received a grant of 1,496 RSUs on January 27, 2021 following our 2021 Annual Meeting of Shareholders.  One-half of these RSUs will vest on January 27, 2022 and the remaining one-half of these RSUs will vest on January 27, 2023.  Ms. Seseri also received a grant of 723 RSUs on September 8, 2020 in connection with her appointment to the Board.  One-half of these RSUs vested on September 8, 2021 and the remaining one-half will vest on September 8, 2022.

(4)	Messrs. Byrnes and Kelly did not stand for re-election at our 2021 Annual Meeting of Shareholders and ceased to be directors effective as of the conclusion of that meeting.
(5)	Includes the actual cost to the Company of a retirement gift donated to a charitable organization on behalf of Mr. Byrnes upon his retirement from the Board.
(6)

The table below shows the aggregate number of unvested stock awards held by our non-executive directors as of August 28, 2021, which number includes dividend equivalent units accrued on RSUs through that date.

Name	Stock Awards (Number of Underlying Shares)
Louise Goeser	2,461
Mitchell Jacobson	—
Michael Kaufmann	2,461
Steven Paladino	2,461
Philip Peller	2,461
Rudina Seseri	2,301

(7)

As our Non-Executive Chairman of the Board, Mr. Jacobson continues to participate in the MSC Industrial Direct 401(k) Plan (which includes Company matching contributions of 50% up to the first 6% of his contributions) and our group term life insurance program.  In addition, we provide Mr. Jacobson with access to an associate of the Company to serve as his personal administrative assistant.  We incurred payroll and fringe benefit costs for Mr. Jacobson’s personal assistant in fiscal year 2021 of $167,250 and made $105,750 in tax gross-up payments to Mr. Jacobson to reimburse him for income taxes in respect of the fiscal year 2021 compensation attributed to him for the use of the personal administrative assistant.  Mr. Jacobson received $1,705 in 401(k) matching funds from the Company during fiscal year 2021.

(8)	Includes the actual cost to the Company of a retirement gift provided to Mr. Kelly upon his retirement from the Board and a related tax gross-up payment of $10,278.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   25

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and senior financial officers and a Code of Business Conduct that applies to all of our directors, officers and associates.  The Code of Ethics and the Code of Business Conduct are available on our website at www.mscdirect.com/corporategovernance.  We intend to disclose on our website, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Ethics and our Code of Business Conduct.

Corporate Social Responsibility

Our purpose is to provide greater value to our stakeholders, which include our associates, customers, owners, suppliers and communities, by helping them achieve their potential and greater success.  We express that purpose through our “Built to Make You Better” brand promise, and we sum up our values and guiding principles in four simple words: Do the right thing.

The Nominating and Corporate Governance Committee has oversight responsibility for our ESG efforts and initiatives.  During fiscal year 2021, we undertook a variety of ESG efforts and initiatives, including:

•

having a cross-functional team lead our ESG efforts to publish our 2021 CSR Report by the end of 2021, detailing our values and ESG efforts for all of our stakeholders, which is highlighted by our enterprise-level CSR and Environmental Policy Statement that defines specific salient ESG risks from our business activities;

•

establishing and utilizing an environmental module in our compliance program software, allowing us to more effectively track waste generation, emissions, and natural resource and energy usage across the Company and our supply chain, which enables us to more accurately quantify, track and report our utilization of natural resources, greenhouse gas emissions, and waste management and recycling programs;

•

advancing our materiality assessment of ESG topics through the review of material topics identified by our suppliers, investors and customers through ESG assessments and frameworks.  We also engaged specific stakeholders to better address and communicate MSC’s position on targeted ESG topics, such as improved EcoVadis rating to Bronze status, collaborated with customers in their supplier ESG assessments and partnered with third-party organizations to positively impact ESG topics;

•

partnering with our customers to improve our “Environmentally Preferred Products” offering, making public endorsements of industry initiatives, principles or frameworks, and reporting of quantitative indicators associated with the salient risks defined by our CSR and Environmental Policy Statement;

•

expanding our inclusive workforce program in partnership with certain vocational agencies and non-profit organizations to provide workplace opportunities to people with disabilities, which included 22 full-time and part-time associates as of October 31, 2021;

•	creating Company-wide diversity and inclusion initiatives, including promoting “Inclusion Champions” throughout the organization;

•

continuing our supply chain ISO 45001 journey by maintaining our certification at our Columbus, Ohio customer fulfillment center (“CFC”) and expanding its applicability to other supply chain operations.  In December 2020, the Columbus, Ohio CFC passed its surveillance audit, with a December 2021 Surveillance Audit scheduled.  The Columbus, Ohio CFC will undergo full recertification in December 2022.  The Elkhart, Indiana and Reno, Nevada CFCs have begun their ISO 45001 journey with potential certification audits occurring in the spring/summer of 2023;

•

continuing the completion of the three-year (extended to four-year due to the COVID-19 pandemic) strategic goal of enhancing our workplace safety operations and culture through our Safety Leadership System at all of our CFCs in the United States and Canada.  In fiscal year 2021, we expanded our Safety Leadership System into our Field Solutions group.  This group operates in parallel but separate from our Supply Chain team addressing specific risks and hazards to our associates who navigate across different customer sites, customer expectations and needs in vending, vending fulfillment and customer onsite inventory management;

•

aiding the communities in which we operate to address the COVID-19 pandemic through the donation of personal protective equipment (“PPE”) and also addressing the ancillary impacts of the pandemic through actions such as increased food bank donations;

26   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

•	publishing our operational health and safety performance statistics across our business activities in our 2021 CSR Report;

•

focusing on creating opportunities for associate growth, development and training education by offering a comprehensive talent program that continues throughout an associate’s career.  Our partnership with an accredited online university doubled associate participation in fiscal year 2021 by offering a full tuition grant when combined with the tuition assistance program; and

•

undertaking a review of our supply chain to identify conflict minerals in products we manufacture or contract to manufacture and publishing a Conflicts Minerals Report in compliance with the requirements of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and our Conflicts Mineral Policy.

Information about our sustained corporate social responsibility and ESG efforts is contained in our 2020 CSR Report, which is focused on the following stakeholder categories frequently used by investors and other organizations to evaluate corporate social responsibility commitment and performance: (i) environment, (ii) community and society, (iii) associates, (iv) suppliers, (v) customers and (vi) shareholders.  Our 2020 CSR Report is available on our website at http://investor.mscdirect.com/download/Corporate_Social_Responsibility_Report_FY20.pdf.

For more information on our corporate social responsibility and ESG initiatives, please visit our website at www.mscdirect.com/corporate/community-relations and www.mscdirect.com/corporategovernance.

Shareholder Communications Policy

Shareholders and other interested parties can communicate directly with any of the Company’s directors by sending a written communication to a director at MSC Industrial Direct Co., Inc., c/o Assistant Corporate Secretary, 515 Broadhollow Road, Suite 1000, Melville, New York 11747.  Shareholders and other interested parties wishing to communicate with our Non-Executive Chairman of the Board, Lead Director or non-management members of the Board may do so by sending a written communication to Philip Peller, our Lead Director, at the above address.  Communications may be addressed to the Non-Executive Chairman of the Board, the Lead Director, an individual director, a Board committee, the non-management directors or the full Board.  All communications received in accordance with these procedures will be promptly reviewed by the Company’s Assistant Corporate Secretary before being forwarded to the appropriate director or directors.  The Company generally will not forward to directors a communication that the Assistant Corporate Secretary determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.

Related Party Transactions Policy

We have adopted a written Related Party Transactions Policy detailing the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the Company and our shareholders.  The Nominating and Corporate Governance Committee must review and approve any related party transaction proposed to be entered into and, if appropriate, ratify any such transaction previously commenced and ongoing.  The Nominating and Corporate Governance Committee may delegate its authority under the policy to the Chairperson of the Nominating and Corporate Governance Committee, who may act alone.  The Chairperson will report to the Nominating and Corporate Governance Committee at the next meeting any approval made pursuant to such delegated authority.  Based on its consideration of all of the relevant facts and circumstances, the Nominating and Corporate Governance Committee will decide whether or not to approve any related party transaction.

Under our Related Party Transactions Policy, any relationship, arrangement or transaction between the Company and (i) any director, executive officer or any immediate family member of either a director or an executive officer, (ii) any beneficial owner of more than 5% of any class of our securities or (iii) any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest, is deemed a related person transaction, subject to certain exceptions, including (a) transactions available to all associates generally, (b) transactions involving less than $25,000 in any 12-month period when aggregated with all similar transactions during such period, (c) transactions involving executive compensation approved by the Compensation Committee or director compensation approved by the Board and (d) certain charitable contributions.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   27

Related Party Transactions

Other than compensation arrangements, including those described under the sections entitled “Executive Compensation” beginning on page 55 of this Proxy Statement and “Overview of Director Compensation” on page 23 of this Proxy Statement, since the beginning of fiscal year 2021, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and
•

in which any director, nominee, executive officer, beneficial owner of more than 5% of our Class A Common Stock or our Class B Common Stock or any member of their immediate family had or will have a direct or indirect material interest.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s Class A Common Stock (collectively, the “reporting persons”) to file with the SEC initial reports of their beneficial ownership of the Company’s Class A Common Stock and reports of changes in their beneficial ownership of the Company’s Class A Common Stock.  Based solely on a review of such reports and written representations made by the Company’s executive officers and directors with respect to the completeness and timeliness of their filings, the Company believes that the reporting persons complied with all applicable Section 16(a) filing requirements on a timely basis during fiscal year 2021, except for Louise Goeser, a director of the Company, who filed a late Form 4 to report the acquisition of shares of the Company’s Class A Common Stock as a result of the reinvestment of dividends on shares of the Company’s Class A Common Stock held in a brokerage account in eight separate transactions occurring from November 2019 to April 2021.

28   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following is a description of the names and ages of the executive officers of the Company, indicating all positions and offices with the Company held by each such person and each person’s principal occupation or employment during at least the past five years.  Each executive officer of the Company is elected annually by the Board of Directors and holds office until the meeting of the Board following the next annual meeting of shareholders and until his or her successor has been duly elected and qualified.

Name	Position	Age	Executive Officer Since
Erik Gershwind	President and Chief Executive Officer and Director	50	December 2005
Kristen Actis-Grande	Executive Vice President and Chief Financial Officer	40	August 2020
Steven N. Baruch	Executive Vice President and Chief Strategy & Marketing Officer	53	March 2016
Douglas E. Jones	Executive Vice President and Chief Supply Chain Officer	57	December 2005
Elizabeth Bledsoe	Senior Vice President and Chief People Officer	49	November 2020
Gregory Polli	Senior Vice President, Supplier Enablement	58	March 2016

Erik Gershwind

Please refer to the section entitled “Election of Directors (Proposal No. 1)” beginning on page 9 of this Proxy Statement for the biographical information for Mr. Gershwind.

Kristen Actis-Grande

Ms. Actis-Grande was elected our Executive Vice President and Chief Financial Officer in August 2020.  Prior to joining the Company, Ms. Actis-Grande held various positions of increasing responsibility during her 17-year career at Trane Technologies plc (NYSE: TT; formerly known as Ingersoll-Rand plc) and Ingersoll Rand Inc. (NYSE: IR; formerly known as Gardner Denver Holdings, Inc.; formed following Gardner Denver’s acquisition of Ingersoll-Rand plc’s Industrial segment in February 2020), including serving as Vice President of Investor Relations and Financial Planning & Analysis at Ingersoll Rand Inc. from June 2020 through August 2020, Vice President of Finance, Industrial Technologies and Services EMEIA at Ingersoll Rand Inc. from February 2020 to June 2020, Vice President of Finance, Compression Technologies and Services at Ingersoll-Rand plc from August 2018 to February 2020, Vice President of Finance, Residential HVAC and Supply at Ingersoll-Rand plc from May 2016 to August 2018, and Director of Selling Finance and Business Initiatives, Residential HVAC and Supply at Ingersoll-Rand plc from April 2014 to May 2016.

Steven N. Baruch

Mr. Baruch was elected our Executive Vice President and Chief Strategy & Marketing Officer in August 2017.  Previously, he served as our Senior Vice President, Strategy and Marketing, a position he held from July 2015 to August 2017.  Prior to that, he served as our Vice President of Digital & Strategy, a position he held from May 2014 to July 2015, and as our Vice President of eCommerce from November 2010 to May 2014.  Mr. Baruch joined the Company in May 2008.  Prior to joining the Company, Mr. Baruch served as Senior Vice President of Sales and Managed Services for Adecco where he was responsible for leading B2B sales and marketing with focus on digital, web and eCommerce strategy and execution.  Previously, he held various executive positions at global electronics distributor Arrow Electronics, including Director of Sales, Marketing and Public Relations for arrow.com.

Douglas E. Jones

Mr. Jones was elected our Executive Vice President and Chief Supply Chain Officer in October 2014, having previously served as our Executive Vice President, Global Supply Chain Operations since October 2009.  Previously, he was our Senior Vice President, Supply Chain Management from April 2008 to October 2009 and our Senior Vice President of Logistics from December 2005 to April 2008.  Mr. Jones joined the Company in July 2001, as Vice President of Fulfillment.  Prior to joining the Company, he served as Vice President, Distribution Operations for the Central Region of the United States, at Fisher Scientific from 1998 to 2001.  Prior to his role at Fisher Scientific, Mr. Jones was part of the management team at McMaster-Carr Supply Company, based in Chicago.  During his tenure with McMaster-Carr, Mr. Jones held various managerial positions of increasing responsibility in fulfillment, finance, purchasing and inventory management.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   29

Elizabeth Bledsoe

Ms. Bledsoe was elected our Senior Vice President and Chief People Officer in November 2020.  Previously, she served as our Vice President and Chief People Officer from January 2019 to November 2020, and as our Director, Human Resources – Corporate Functions from February 2015 to January 2019.  Prior to joining MSC, Ms. Bledsoe served in various human resources leadership roles of increasing responsibility at Ingersoll-Rand plc.

Gregory Polli

Mr. Polli was elected our Senior Vice President, Supplier Enablement in May 2019.  Previously, he served as our Senior Vice President, Category Management from July 2015 to May 2019, as our Vice President, Product Management from November 2005 to July 2015, as our Vice President, Metalworking from November 2002 to November 2005, as our Vice President, Metalworking Merchandising from April 2002 to November 2002 and as our Vice President, Product from October 1999 to April 2002.  Prior to that, Mr. Polli held various positions of increasing responsibility at the Company in product management and merchandising since joining the Company in 1988.

30   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

The Audit Committee has appointed the firm of Ernst & Young LLP, which has been our independent registered public accounting firm since 2002, to serve as our independent registered public accounting firm for fiscal year 2022.  Although shareholder ratification of the Audit Committee’s action in this respect is not required, the Board considers it desirable for shareholders to pass upon the selection of the independent registered public accounting firm.  If the shareholders fail to ratify the appointment, the Audit Committee intends to reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm.  Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Ernst & Young LLP has advised us that neither it nor any of its members has any direct or material indirect financial interest in the Company.  We expect that a representative from Ernst & Young LLP will participate in the Annual Meeting.  This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from shareholders.

Fees Paid to Independent Registered Public Accounting Firm

For fiscal years 2021 and 2020, Ernst & Young LLP billed us for their services the fees set forth in the table below.  All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2021	2020
Audit Fees (1)	$1,292,000	$1,293,000
Audit-Related Fees (2)	44,000	43,000
Tax Fees (3)	51,500	30,339
All Other Fees	—	—
Total	$1,387,500	$1,366,339

_____________________________

(1)

Reflects audit fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and the effectiveness of internal control over financial reporting and related opinions, the review of financial statements included in our Quarterly Reports on Form 10-Q, services that were provided in connection with statutory and regulatory filings or engagements and advice on compliance with financial accounting and reporting standards.

(2)

Reflects audit-related fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements.  The nature of the services performed for these fees was the audit of the MSC Industrial Direct 401(k) Plan in fiscal years 2021 and 2020.

(3)

Reflects tax fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.  The nature of the services performed for these fees was for assistance in Mexico and the United Kingdom and with U.S. federal and state tax compliance and state and local tax consultation.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve all audit and non-audit services provided by our independent registered public accounting firm and is not permitted to engage the independent registered public accounting firm to perform any non-audit services proscribed by law or regulation.  The Audit Committee may delegate pre-approval authority to the Chairperson of the Audit Committee, in which case decisions taken are to be presented to the full Audit Committee at its next meeting.

The Audit Committee of the Board has considered whether, and has determined that, the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   31

The Board OF DIRECTORS recommends THAT YOU vote “FOR” the ratifICATION OF the appointment of Ernst & Young LLP TO SERVE as our independent registered public accounting firm for fiscal year 2022.  UNLESS OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT of Ernst & Young LLP TO SERVE as our independent registered public accounting firm for fiscal year 2022.

32   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee oversees the Company’s financial accounting and reporting processes and systems of internal controls on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.mscdirect.com/corporategovernance.  The Audit Committee is directly responsible for the appointment, termination, compensation, retention and oversight of the work of our independent registered public accounting firm.  The Audit Committee consists of the four directors named below, each of whom is an independent director as defined by applicable SEC rules and NYSE listing standards.

Each year, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to reengage the current firm.  In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, its capabilities, its technical expertise, its knowledge of our operations and the appropriateness of its fees for audit and non-audit services.  Part of that process includes the solicitation of feedback from members of management and the Chairperson of the Audit Committee.  Based on this evaluation, the Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to examine our consolidated financial statements and internal controls over financial reporting for fiscal year 2021.  Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2002.  The Audit Committee also oversees the periodic required rotation of the lead audit partner, as required by SEC rules.  It is directly involved in that process through interviews with prospective candidates, assessment of their professional experiences and input received from their audit firm and management, and the Audit Committee selected a new Ernst & Young LLP audit partner commencing for the 2021 fiscal year audit.

Our financial and senior management supervise our systems of internal controls and the financial reporting process.  Our independent registered public accounting firm performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expresses an opinion on these consolidated financial statements.  In addition, our independent registered public accounting firm expresses its own opinion on the Company’s internal control over financial reporting.  The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the Company and our independent registered public accounting firm our audited consolidated financial statements for fiscal year 2021, as well as management’s assessment and our independent registered public accounting firm’s evaluation of the effectiveness of our internal controls over financial reporting.  Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.  The Audit Committee also inquired about significant business and financial reporting risks, reviewed the Company’s policies for risk assessment and risk management and assessed the steps management is taking to address these risks.  In addition to reviewing the Company’s assessment and management of regular, ongoing risks, such as cybersecurity risk, the Audit Committee reviewed the effects of the COVID-19 pandemic on the Company, including the effect of remote working on the Company’s accounting and reporting processes and internal controls.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee met with the Company’s Director of Internal Audit and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   33

The Audit Committee also discussed with our independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC.  The Audit Committee also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independence of that firm.  The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors.  The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  All audit and permissible non-audit services performed by our independent registered public accounting firm during fiscal years 2021 and 2020 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended August 28, 2021, which was filed with the SEC on October 20, 2021.

Submitted by the Audit Committee of the Board,

Philip Peller (Chairperson)

Louise Goeser

Michael Kaufmann

Steven Paladino

34   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the material elements of our compensation programs and policies, including the objectives of our compensation programs and the reasons why we pay each element of our executives’ compensation.  Following this discussion, you will find a series of tables containing more specific details about the compensation earned by or awarded to the following individuals, whom we refer to as the “named executive officers” or “NEOs.”  This discussion focuses principally on compensation and compensation practices relating to the NEOs for fiscal year 2021.  Our NEOs for fiscal year 2021 were:

Name	Position
Erik Gershwind	President and Chief Executive Officer
Kristen Actis-Grande	Executive Vice President and Chief Financial Officer
Douglas E. Jones	Executive Vice President and Chief Supply Chain Officer
Steve Armstrong(1)	Senior Vice President, General Counsel and Corporate Secretary
Kari Heerdt(2)	Senior Vice President, New Business Innovation and Transformation

_____________________________

(1)

Mr. Armstrong transitioned from his position as Senior Vice President, General Counsel and Corporate Secretary to Senior Vice President, Legal Affairs, a non-executive officer position, effective August 29, 2021.

(2)	Ms. Heerdt served as Senior Vice President, New Business Innovation and Transformation until her termination on November 8, 2021.

Executive Summary

Fiscal Year 2021 Performance Highlights

In fiscal year 2021, we made significant progress on our ambitious plan to transform MSC from a leading spot-buy distributor to an essential partner on the plant floors of our customers.  Despite the unprecedented challenges related to the global COVID-19 pandemic that continued through the first half of fiscal year 2021, we have been able to align our strategy with our operations and make significant progress in reorganizing our cost structure to emerge a stronger, more resilient Company.  We continue to execute on our initiatives, supporting our business strategy to serve as a mission-critical partner to our customers, which we believe will further expand our market share capture to deliver on our growth targets, as well as improve our returns on invested capital.

While we began the year against a challenging backdrop, positive signs in the operating environment turned into tangible business drivers as customers began to rebuild backlog and manufacturing end markets grew stronger.  Additionally, product scarcity, freight delays and labor shortages drove significant inflationary pressures, and we leveraged the scale of our business, strong balance sheet and long-standing supplier relationships to navigate those challenges, deliver for our customers and extend our leadership position in our core business of metalworking.

Throughout the year, our long-term transformation strategy remained one of our top areas of focus.  We continued to grow share in metalworking through investment and innovation, driving improvements in eCommerce and launching MSC MillMax®, which uses impact-testing software to reduce the milling optimization process to just a few minutes.  We are working to transform our cost structure and are encouraged by the momentum that is building inside the Company as evidenced by improving operating results and solid execution.  Our operating performance in fiscal year 2021 was highlighted by the following:

•	our net sales increased 1.6% to $3.2 billion;
•	we generated $224.5 million of cash from operations in fiscal year 2021;
•

we paid out $362.7 million in cash dividends, comprised of special and regular cash dividends of approximately $195.4 million and $167.3 million, respectively, compared to special and regular cash dividends of approximately $277.6 million and $166.5 million, respectively, in the prior fiscal year;

•	our operating expenses increased 1.9% to $994.5 million in fiscal year 2021, as compared to $975.6 million in fiscal year 2020;
•

we incurred $31.4 million in restructuring and other related costs, comprised of $18.3 million in operating lease asset impairment loss, net and other exit-related costs related to the Company’s enhanced customer support model, $8.6 million in consulting costs related to the optimization of the Company’s operations and $4.5 million in severance and separation benefits charges and other related costs associated primarily with sales workforce realignment;

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   35

•	our operating income in fiscal year 2021 was $301.8 million, representing a decrease of 14.0% from operating income of $350.7 million in fiscal year 2020; and
•	our diluted earnings per share was $3.87 in fiscal year 2021 versus $4.51 in fiscal year 2020.

Fiscal Year 2021 Compensation Highlights

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of the Board (referred to in this discussion as the “Committee”) took the following key actions with respect to NEO compensation for fiscal year 2021:

•

Bonus Payouts Below Target.  Based on Company and individual performance, payouts under our performance bonus plan were 75% of target for Messrs. Gershwind, Jones and Armstrong and 86% of target for Mses. Actis-Grande and Heerdt.

The table below illustrates how our compensation is aligned with our performance by showing the total cash compensation and total direct compensation for each of our NEOs in fiscal year 2021 against the competitive market data:

Named Executive Officer	Fiscal 2021 Total Cash Compensation ($)(1)	Competitive Positioning(2) of Total Cash Compensation	Fiscal 2021 Total Direct Compensation ($)(3)	Competitive Positioning(2) of Total Direct Compensation
Erik Gershwind	1,895,889	approx. 25th percentile	5,145,814	between 25th & 50th percentiles
Kristen Actis-Grande	681,170	<25th percentile	1,231,101	<25th percentile
Douglas E. Jones	597,560	between 25th & 50th percentiles	1,147,491	between 50th & 75th percentiles
Steve Armstrong	584,398	<25th percentile	1,084,369	approx. 25th percentile
Kari Heerdt	516,684	between 25th & 50th percentiles	916,661	between 25th & 50th percentiles

____________________________

(1)	Total cash compensation is calculated as the sum of (i) base salary in effect as of the fiscal year end and (ii) actual annual performance bonus.
(2)	Please see “―Competitive Positioning” on page 49 for information about our peer companies and our competitive market data.
(3)

Total direct compensation is calculated as the sum of (i) base salary (see Footnote 1 above), (ii) actual annual performance bonus (see Footnote 1 above) and (iii) long-term equity awards granted in fiscal year 2021.

36   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

COVID-19-Related Executive Compensation Reductions

In light of the uncertainty created by the COVID-19 pandemic and the Company’s initiatives to reduce costs, Mr. Gershwind voluntarily agreed to reduce his base salary by 12.5% for the period from June 28, 2020 through November 14, 2020.  Our other executive officers agreed to reduce their base salaries by 7.5% over such period.

The Committee did not make any adjustments to the target levels under our annual performance bonus plan or under the fiscal year 2021 performance share units (“PSUs”) to reflect the impact of COVID-19 on our business.

Compensation Philosophy and Objectives

We believe that the quality, skills and dedication of our executive officers are critical factors affecting the Company’s performance and, therefore, long-term shareholder value.  Our key compensation goals for our associates, including the NEOs, are to:

•	create a performance driven culture based on personal accountability by linking rewards to Company and individual performance;
•	provide a market competitive compensation opportunity to enable the Company to attract, retain and motivate highly talented associates; and
•	align our executives’ interests with those of our shareholders.

Accordingly, in determining the amount and mix of compensation, the Committee seeks to provide a market competitive compensation package, structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of sustained, long-term shareholder value, and promote executive retention.

The following table provides information about the key elements of our fiscal year 2021 compensation programs:

Compensation Element	Description		Key Objectives
Base Salary	Fixed Annual Cash	•	Attract and retain highly talented executives
		•	Recognize day-to-day contributions and responsibilities
		•	Targeted at or below the median of our competitive market data
		•	Competitive positioning may vary based upon executive’s experience and individual performance
Annual Performance Bonus	Variable Annual Cash	•

Pay-for-performance program that rewards achievement of two key short-term Company financial metrics (organic revenue growth and adjusted operating margin) and meaningful individual goals and objectives (“G&Os”)

		•	“At risk” since there is no payout for any measure when the Company or the individual fails to achieve the threshold level for such measure
		•	Maximum payout of 158% of target realized only if Company and executive achieve superior performance for all Company financial and individual measures
		•	The Committee retains discretion to modify annual bonus payouts

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   37

Long-Term Incentive Compensation	Variable Equity (PSUs and RSUs)	•	Aligns our executives’ interests with our shareholders
		•	Promotes retention
		•	RSUs vest 25% on each of the 1st through 4th anniversaries of grant
•

PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target based upon our average annual adjusted operating profit growth over the three-year performance cycle, subject to grantee’s continued employment

		•	“At risk” since there is no payout on the PSUs if performance is below the threshold level of performance
		•	Dividend equivalents on PSUs vest at the same time as the underlying PSUs, subject to the same performance vesting requirements
		•	Beginning with fiscal year 2020, PSUs represented 25% of the grant date value of equity awards to executive officers, with 75% of the grant date value represented by RSUs
		•	For fiscal year 2022, PSUs will represent 50% of the grant date value of equity awards to executive officers, with 50% of the grant date value represented by RSUs
Welfare Benefits and Perquisites	Generally Track Broad-Based Benefits	•	No supplemental life insurance, financial planning, country club memberships or special health benefits
Retirement	MSC Industrial Direct 401(k) Plan	•	Executives participate on the same basis as our associates
		•	No pension or supplemental retirement plans; no deferred compensation arrangements

The Committee does not maintain policies for allocating among short-term and long-term compensation or among cash and non-cash compensation.  Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the Company’s key compensation goals.  As a general matter, the Committee seeks to utilize equity-based awards to motivate executives to enhance long-term shareholder value and to manage the dilutive effects of equity compensation through the Company’s share repurchase program.

While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs.  However, as an executive assumes more responsibility, a greater percentage of total target cash compensation is allocated to annual performance bonus compensation, and a greater percentage of total direct compensation is allocated to equity compensation.  The Committee does not maintain a policy regarding internal pay equity, but the Committee considers internal pay equity as part of its overall review of our compensation programs.

38   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Alignment with Compensation Best Practices

The Committee reviews our compensation programs, competitive market data and best practices in the executive compensation area.  In past years, the Committee has recommended, and the Board has approved, changes in our compensation policies and practices to align with best practices.  Beginning with fiscal year 2020, we discontinued granting stock options, and PSUs represented 25% of the grant date value of equity awards to executive officers, with 75% of the grant date value represented by RSUs.  For fiscal year 2022, PSUs will represent 50% of the grant date value of equity awards to executive officers, with 50% of the grant date value represented by RSUs.  Key features of our compensation programs that the Committee believes align with best practices in executive compensation are as follows:

HIGHLIGHTS OF EXECUTIVE COMPENSATION PRACTICES
What We Do	What We Don’t Do

Benchmark executive compensation against market data developed by FW Cook, the Committee’s independent compensation consultant.  Peer companies are reviewed by the Committee annually to ensure their appropriateness.

Provide employment agreements. No NEO has an employment agreement.

Generally target executive compensation at the median of the market data.	Provide unusual or excessive perquisites.

Use a pay-for-performance executive compensation model with a significant portion at-risk and/or long-term.	Our executive change in control severance plan does not provide for tax “gross-ups.”

Grant RSUs and PSUs, which promotes retention and aligns executive compensation with the creation of long-term shareholder value.  Beginning with fiscal year 2020, PSUs represented 25% of the grant date value of equity awards to executive officers, with 75% of the grant date value represented by RSUs.  For fiscal year 2022, PSUs will represent 50% of the grant date value of equity awards to executive officers, with 50% of the grant date value represented by RSUs.

Provide “single trigger” accelerated vesting of equity awards upon a change in control.

Regularly review senior level promotion and succession plans, including for the Chief Executive Officer or “CEO” position.	Maintain executive pension plans or supplemental executive retirement plans, nor do we provide our executives with deferred compensation arrangements.

Maintain a reasonable share burn rate. During fiscal year 2021, our burn rate was 0.48%; our 3-year average burn rate for fiscal year 2019 through fiscal year 2021 was 0.68%.	Allow option repricing (including cash buyouts) of underwater options and share recycling for options and stock appreciation rights.

Maintain a clawback policy to recoup incentive compensation in the event of a significant financial restatement as well as in cases of breach of non-competition and other covenants.

Allow associates and Board members to engage in short-selling, margin transactions, trading in exchange-traded options or hedging or monetization transactions, or pledging Company shares in margin accounts.  We strictly limit pledging of Company stock as collateral for non-margin account loans.

Maintain a formal investor relations outreach program to solicit the views of institutional shareholders on a variety of topics.

Maintain stock ownership guidelines for executives, other senior officers and non-executive directors.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   39

Shareholder Engagement and “Say-on-Pay” Vote

We are committed to engaging with our shareholders.  We maintain a formal investor relations outreach program to solicit the views of institutional shareholders on a variety of topics, including executive compensation.  As part of this program, and during fiscal year 2021, our senior management and investor relations team met with many institutional investors, including all of our top 25 investors with actively managed funds, through investor conferences, investor roadshows, virtual meetings and telephone conferences.

We are also committed to continued engagement between shareholders and the Company through the formal “say-on-pay” advisory vote on executive compensation.  At our 2021 Annual Meeting of Shareholders held on January 27, 2021, the advisory vote received the support of 97.86% of the votes cast at the meeting.  In its review of our executive compensation programs, the Committee carefully considered the results of the 2021 advisory vote on executive compensation.  As previously disclosed, we plan to hold the “say-on-pay” advisory vote on an annual basis.  In addition, we continually monitor the views of our major institutional shareholders to assure alignment of our compensation practices with our institutional shareholders’ standards.  The Committee will consider feedback from our shareholders along with the results of the “say-on-pay” advisory vote as it completes its annual review of each pay element and the total compensation packages for our NEOs with respect to the next fiscal year.

Compensation Committee

The Committee is directly responsible for determining, in consultation with the Board, the G&Os of our executive compensation programs and for the ongoing review and evaluation of our compensation programs to determine whether our compensation programs are achieving their intended objectives.  The Committee also evaluates the design and mix of our compensation programs and makes adjustments, as appropriate, to achieve our compensation philosophy.  In consultation with the Board, the Committee has primary responsibility for overseeing and approving all compensation matters relating to, and setting the compensation levels of, the NEOs and our other executive officers and senior officers.  The Committee also administers our equity compensation plans.  Members of management and independent consultants provide input and recommendations to the Committee, but decisions are ultimately made by the Committee.

How Compensation Decisions Are Made

Each August, the Committee receives a formal presentation from FW Cook, its independent compensation consultant, on the competitiveness of the Company’s compensation programs, as well as its alignment with the Company’s compensation objectives.  Based on the benchmarking data prepared by the Committee’s independent compensation consultant and the consultant’s evaluation of the Company’s compensation programs, our Human Resources department, with input from our Chief Executive Officer and Chief Financial Officer, compiles management’s recommendations for our annual performance bonus plan and equity award grants for the upcoming fiscal year.  The Committee meets in September to review and consider the preliminary management recommendations.  At its October meeting, when the Company’s fiscal year financial results are being considered by the Board, the Committee reviews achievement of the prior fiscal year’s annual performance bonus plan financial metrics and each NEO’s individual G&Os, and approves the annual bonus payouts.  Equity grants are approved in early November, after the Company’s Annual Report on Form 10-K has been filed with the SEC.  Depending on Company or individual circumstances, base salary adjustments are made for our executive officers and other senior officers at the time of their individual performance reviews, and the Committee also may make other compensation decisions during the year.

40   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Role of Executive Officers in Compensation Decisions

As part of its process, the Committee meets with our Chief Executive Officer and our Chairman to obtain recommendations with respect to the structure of our compensation programs and compensation decisions, including the performance of individual executives.  The Committee obtains our Chairman’s input on the compensation of our Chief Executive Officer, and our Chief Executive Officer provides the Committee with input on the compensation of the other NEOs and other executive officers and senior officers.  Our Human Resources department collects and analyzes relevant data, including comparative compensation data prepared by FW Cook, which is used by the Committee to inform compensation decisions.

Compensation Consultant

The Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors.  Since 2009, the Committee has relied on competitive market data and analysis prepared by its independent compensation consultant, FW Cook.  To assist the Committee with its compensation decisions, FW Cook recommends to the Committee peer companies and general industry survey data for benchmarking, and provides competitive compensation data, benchmarking and analysis relating to the compensation of our Chief Executive Officer and other executives and senior officers based on such market data.  Please see the section below “―Competitive Positioning” on page 49 for information about our peer companies and our competitive market data.  FW Cook also furnishes the Committee with competitive compensation data and analysis for non-executive directors.  In addition, FW Cook assists the Committee with its risk assessment of our compensation programs, and advised on the methodology used for our 2021 CEO pay ratio disclosure.  FW Cook has not provided any other services to the Company and will not provide any other services to the Company without the approval of the Committee.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   41

Fiscal Year 2021 Executive Compensation

Summary of Fiscal Year 2021 Compensation Decisions

The Committee believes that management continued to effectively execute the Company’s transformation from a spot-buy supplier to a mission-critical partner to our customers, where we are positioned as experts who provide highly technical solutions to support our customers across all areas of the plant floor.  In a difficult manufacturing environment, management took swift cost containment measures and continued implementing structural changes to reduce operating expenses as a percentage of sales.  As discussed earlier, our executive officers agreed to voluntary reductions in their base salaries.

Our results in fiscal year 2021 reflected organic revenue growth, as computed for purposes of our annual performance bonus plan, at approximately the target level, while our adjusted operating margin was between the threshold and target level.  As a consequence, bonus payouts for financial performance were approximately 79% of target for our NEOs.  In addition, the Committee determined that each of Messrs. Gershwind, Jones and Armstrong achieved aggressive targets in respect to their individual G&Os, resulting in a performance multiplier of 100% of their target awards based on G&Os performance and Mses. Actis-Grande and Heerdt were significantly above target in respect to their individual G&Os, resulting in a performance multiplier of 150% of target.

Based on Company and individual G&O performance, the Committee believes that compensation levels for fiscal year 2021 were appropriate and consistent with the philosophy and objectives of the Company’s compensation programs.  The following summarizes fiscal year 2021 compensation results:

•	base salaries were within 10% of the median of the competitive market data, with the exception of Mr. Gershwind and Ms. Actis-Grande, whose base salaries were more than 20% below the market median;
•

based on Company financial performance against target performance goals and achievement levels of each NEO’s G&Os under our performance bonus plan, and the Committee’s determination of the appropriate individual performance multiplier, payouts under our performance bonus plan were 75% of target for Messrs. Gershwind, Jones and Armstrong and 86% of target for Mses. Actis-Grande and Heerdt;

•	Mr. Gershwind’s total cash compensation and total direct compensation were between the 25th and 50th percentiles of the competitive market data; and
•

total cash compensation for Mr. Jones and Ms. Heerdt was also between the 25th and 50th percentiles of the competitive market data; Ms. Actis-Grande and Mr. Armstrong’s total cash compensation was substantially below the 25th percentile of the competitive market data; total direct compensation for Mr. Jones was between the 50th and 75th percentiles of the competitive market data; total direct compensation for Ms. Heerdt was between the 25th and 50th percentiles of the competitive market data; and total direct compensation for Mr. Armstrong and Ms. Actis-Grande was at or below the 25th percentile of the competitive market data.

Elements of Compensation

We allocate compensation among the following components for our NEOs:

•	base salary;
•	annual performance bonuses;
•	stock-based compensation in the form of PSUs and RSUs; and
•	other benefits.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and considering competitive market compensation paid by other companies for similar positions, as well as salaries paid to the executives’ peers within the Company.  Base salaries are reviewed each year in connection with the executives’ performance evaluations and may be adjusted based on competitive market data, individual performance and promotions or changed responsibilities.  The Committee seeks to target base salary levels at or below the market median.  However, in individual cases, base salary levels may differ based upon the executive’s experience, individual performance and other

42   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

considerations.  In fiscal year 2021, all NEO base salaries were maintained at the prior year’s levels.  Mr. Gershwind’s base salary remained below the market 25th percentile, Mr. Jones’ base salary was between the market median and 75th percentile, Mr. Armstrong’s and Ms. Heerdt’s base salaries were between the market 25th percentile and median and Ms. Actis-Grande’s base salary was below the market 25th percentile.

Annual Performance Bonus Program

For fiscal year 2021, we measured financial performance under our annual performance bonus plan based on two financial metrics – organic revenue growth (on an average daily sales (“ADS”) basis) and adjusted operating margin, weighted at 37.5% each.  These were the same financial metrics that we used for our annual performance bonus plan in fiscal year 2020.  Our performance bonus plan for fiscal year 2021 fixed payout levels based on achievement of financial metrics measured against our fiscal year 2021 operating plan.  As in previous years, the remaining 25% of the target bonus opportunity was based on the achievement of individual G&Os.  In addition, award opportunities were subject to an individual performance multiplier.  Maximum bonus payouts are capped at 158% of target.

Bonus award opportunities are designed to provide market based, competitive award opportunities with target amounts designed to result in total cash compensation approximating the median of the market data and payouts at stretch performance designed to result in total cash compensation approximating the 75th percentile of the market data.  The Committee retains discretion to modify annual bonus payouts otherwise payable under the performance bonus program where it determines that bonus amounts are not reflective of Company and individual performance.  For threshold, target and maximum dollar amounts of performance bonus opportunities under our performance bonus program for the NEOs, please see the Fiscal Year 2021 Grants of Plan-Based Awards table on page 57 of this Proxy Statement.

Company Financial Metrics

Company financial metrics are established by the Committee based on the Company’s business plan, as reviewed and approved by the Committee, and consistent with analysts’ consensus expectations.  For fiscal year 2021,  Company financial metrics were:

•	organic revenue growth (ADS)(year-over-year); and
•	adjusted operating margin.

The Committee continued with the same financial metrics as in prior fiscal years because these two financial metrics remain two of the most important drivers of value creation for our shareholders and the Committee believes there is a benefit in keeping consistency in metrics year to year.

In setting award opportunities, the plan provides for four payout levels based on achievement of Company financial metrics, as follows:

•	threshold – payout at 25% of target based on minimum level of performance;
•	minimum target – payout at 100% of target based on achievement of target level of performance, which are aligned with our budget;
•

expected performance – payout at 125% of target based on achievement of stretch goals that represent market leading performance, and intended to provide total cash compensation levels approximating the 75th percentile of the market data; and

•	maximum performance – payout at 160% of target based on superior performance.

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The following table sets forth the payout level opportunities available for our NEOs in fiscal year 2021 for each Company financial metric as a percentage of the target award (with each financial metric having a weighting of 37.5%) based on different levels of performance.  No payout for any financial metric is made if the threshold performance level for that financial metric is not achieved.  For performance between the different payout levels indicated below, straight-line interpolation is used to arrive at the actual payout:

	Organic Revenue Growth (ADS) (%)	Adjusted Operating Margin (%)	Payout of Each Metric as a % of Target
Threshold	-2.0	11.3	9.4
Minimum Target	1.5	11.7	37.5
Expected Performance	2.5	11.8	46.9
Maximum Performance	4.0	11.9	60.0

Actual Financial Performance vs. Target Goals

The table below shows the actual performance for the Company financial metrics versus target:

	Target	Actual	Payout of Each Metric as a % of Target
Organic Revenue Growth (ADS)(%)	1.5	1.5	37.5
Adjusted Operating Margin (%)	11.7	11.5	23.5

In calculating year-over-year organic revenue growth, we excluded the post-acquisition sales of our fiscal year 2021 business acquisitions.  In calculating our fiscal year 2021 adjusted operating margin, we excluded the results of (i) fiscal year 2021 business acquisitions, (ii) $31.4 million of restructuring costs, (iii) a net impairment charge of $5.9 million, (iv) $2.6 million of legal and acquisition-related costs and (v) a write-down of $30.1 million in the value of the Company’s PPE mask inventory.  The PPE-related adjustments were appropriate because they arose from the Company’s extraordinary effort to help customers continue operating during the COVID-19 pandemic.

Individual G&Os and Performance Multiplier

Achievement of individual G&Os has a 25% weighting in our performance bonus plan.  Individual G&Os are established annually and include strategic initiatives with both financial and non-financial goals.  Executives are evaluated based upon achievement of these meaningful goals.  At the end of each year, our CEO evaluates performance against the pre-established individual objectives for officers other than himself and submits a recommendation to the Committee.  The Committee evaluates our CEO’s performance against his pre-established individual objectives.  Based on the Committee’s evaluation of the CEO and the CEO’s recommendations, the Committee determines and approves the achievement and payout level of the G&Os for each executive officer.  Payout levels based on achievement of the individual G&Os are subject to an individual performance multiplier.  We designed our performance bonus plan with this individual performance multiplier to provide increased earning potential based on individual performance, consistent with our performance-based compensation philosophy.  The following table sets forth the performance multiplier payout level opportunities for our NEOs for the individual G&Os based on different levels of performance:

Individual G&Os Performance Levels	Performance Multiplier %
Growth Opportunity	50%
Achieving Aggressive Targets	100%
Significantly Above Target	150%

44   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Achievement of Individual G&Os

For fiscal year 2021, the Committee determined that each of Messrs. Gershwind, Jones and Armstrong achieved aggressive targets in respect to their individual G&Os, resulting in a performance multiplier of 100% of target;  Mses. Actis-Grande and Heerdt were significantly above target in respect to their individual G&Os, resulting in a performance multiplier of 150% of target.  The Committee considered each NEO’s individual performance goals and performance, including the following:

•

Erik Gershwind –  Prioritized health and safety for our associates and customers during the continued COVID-19 pandemic.  Repositioned MSC from strictly a spot-buy supplier to a mission-critical partner on the plant floor of industrial North America.  Reimagined our value proposition, reengineered our supply chain, reshaped our sales force and updated our technology infrastructure.  Redeployed capital from back office into growth.  Exceeded our Mission Critical goals, which is our plan to translate these changes into superior financial performance, market share capture and structural cost takeout.  Growth continues to be powered by the execution of the five growth levers and those are metalworking, solutions, selling our portfolio, digital and diversified end markets.  Continued focus on top talent, management succession and diversity and inclusion.

•

Kristen Actis-Grande – Built financial plan for business growth.  Focused on embedding transformation, change management, collaboration and raised the bar on performance.  Served as a consistent voice, driving operating discipline and accountability across the organization.  Driven to deliver results, such as in Mission Critical projects.  Restructured Finance team and developed talent.

•

Douglas E. Jones – Led the crisis management effort in guiding the Company through the pandemic, keeping our associates safe and trying to minimize the impact on service and on-going operations.  Navigated through and planned for the prolonged supply chain disruptions and labor shortages.  Focused efforts to improve our digital footprint.  Executed on performance optimization across the distribution network and cost down initiatives.

•

Steve Armstrong – Addressed the legal and other challenges presented by the COVID-19 pandemic.  Transitioned his responsibilities, positioning MSC for success upon his retirement.  Continued to execute on his succession plan and develop bench strength.

•

Kari Heerdt –  Led the transformation office and Mission Critical initiatives.  Focused on productivity, process improvement/simplification, problem solving and project management standardization across the enterprise.  Advanced our metalworking innovation pipeline and strategic relationships.  Provided oversight and directed our subsidiary business.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   45

Fiscal Year 2021 Performance Bonuses for NEOs

The following table summarizes the computations for the performance bonuses earned based on the Company’s performance and the NEO’s individual G&O performance for fiscal year 2021:

Name	Target Bonus (A) ($)	Financial Metrics (B) ($)	Individual G&Os Target (C) ($)	Individual Performance Multiplier (D)	2021 Bonus Earned E=B+(CxD) ($)	2021 Bonus Earned As % Target
Erik Gershwind	1,500,000	888,750	375,000	100%	1,263,750	84%
Kristen Actis-Grande	297,500	176,268	74,375	150%	287,831	97%
Douglas E. Jones	232,694	137,871	58,174	100%	196,045	84%
Steve Armstrong	212,522	125,919	53,131	100%	179,050	84%
Kari Heerdt	180,591	107,000	45,148	150%	174,722	97%

The Committee retains discretion to modify annual bonus payouts otherwise payable under the performance bonus program.  After reviewing the bonus payouts earned by the NEOs, the Committee decided to exercise its discretion to modify the payout to approximately 75% of target in view of the difficult operating environment during fiscal year 2021.

Name	2021 Bonus Earned (Column E from the table above) ($)	Discretionary Reduction ($)	Net 2021 Bonus Paid ($)	2021 Actual Bonus As % Target
Erik Gershwind	1,263,750	139,012	1,124,738	75%
Kristen Actis-Grande	287,831	31,661	256,170	86%
Douglas E. Jones	196,045	21,565	174,480	75%
Steve Armstrong	179,050	19,696	159,354	75%
Kari Heerdt	174,722	19,220	155,502	86%

The Committee believes that bonuses awarded under our annual performance bonus program appropriately reflected the Company’s performance and appropriately rewarded the performance of the NEOs.

Long-Term Stock-Based Compensation

The Committee grants PSUs and RSUs.  Beginning with fiscal year 2020, PSUs represented 25% of the grant date value of equity awards to executive officers, with 75% of the grant date value represented by RSUs.  For fiscal year 2022, PSUs will represent 50% of the grant date value of equity awards to executive officers, with 50% of the grant date value represented by RSUs.  We believe that providing combined grants of RSUs and PSUs effectively focuses our executives on delivering long-term value to our shareholders, while aligning compensation with performance, as PSUs only vest if the Company achieves long-term operating profit growth target levels.  RSUs reward and retain the executives by offering them the opportunity to receive MSC shares on the date the restrictions lapse so long as they continue to be employed by the Company.  PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target (with straight-line interpolation used for determining payouts with achievement between threshold and target and target and maximum performance levels) based upon our average annual adjusted operating profit growth over a period of three fiscal years (from fiscal year 2021 through fiscal year 2023 for the fiscal year 2021 grants), subject to the grantee’s continued employment.  No payout is made if the performance is below the threshold level.  In setting performance levels, the Committee seeks to set a target level that is a reasonable goal aligned with the Company’s operating plan, with the maximum performance level requiring significant outperformance and the threshold level representing a minimally acceptable performance level.  The Committee has discretion to make adjustments to the computation of adjusted operating profit as it deems appropriate to reflect the impact of items that are not indicative of ongoing operating results, including such items as restructuring and severance charges and acquisitions.  Dividends are not paid on unvested RSUs and PSUs; instead, dividend equivalent units accrue on unvested RSUs and PSUs and vest at the same times as the underlying RSUs and PSUs, subject in the case of PSUs to the same performance vesting requirements.  The Committee does not have a fixed policy on allocating between RSUs and PSUs, but seeks to balance the retentive values of RSUs and PSUs, while aligning PSU payouts with long-term growth target levels.

RSUs vest 25% ratably over four years for associates at the director and above levels, including executive officers.  The Committee made this change to provide better alignment with market practices.  The Committee believes that this aspect of our equity compensation package promotes executive retention and management stability, and fosters focus on long-term growth aligned with building shareholder value.

46   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

In granting equity awards, the Committee takes into consideration the dilutive effect on earnings to our shareholders once the shares are issued or vested, and we seek to mitigate this effect by repurchasing shares from time to time under the Company’s share buyback program.  We also evaluate and benchmark the Company’s annual equity grants as a percentage of outstanding shares and the fully diluted overhang of outstanding equity awards plus shares available for grant.  Our burn rate (or the number of shares of Class A Common Stock subject to equity awards granted during the fiscal year as a percentage of the weighted-average outstanding shares of common stock) for fiscal year 2021 was 0.48%, below the 25th percentile of our peer companies; our three-year average burn rate for fiscal year 2019 through fiscal year 2021 was 0.68%, approximately at the 25th percentile of our peer companies.  Our fully diluted equity overhang as of the fiscal year 2021 year end was below the 25th percentile of our peer companies.  Our fully diluted overhang attributable to grants outstanding as of the fiscal year 2021 year end was below the 25th percentile of our peer companies.

As discussed below under “—Change of Control Arrangements,” the vesting of unvested stock options, RSUs and PSUs only accelerates if there is both a change in control of the Company and if such awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause (or for executives who participate in our executive change in control severance plan, a termination by the executive for good reason) within one year (two years for executives who participate in our executive change in control severance plan) following the change in control.  Because there is no acceleration of awards unless there is both a change in control and either the awards would be terminated or the grantee’s employment is terminated following the change in control, our outstanding equity awards are subject to “double trigger” accelerated vesting.

Equity Grants During Fiscal Year 2021

The number of RSUs and PSUs granted to the NEOs in fiscal year 2021, and the grant date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Fiscal Year 2021 Grants of Plan-Based Awards table on page 57 of this Proxy Statement.  Equity awards granted in November 2020 were benchmarked against the competitive market data and resulted in target total direct compensation between the 25th percentile and median for Mr. Gershwind, between the median and 75th percentile for Mr. Jones, between the 25th percentile and median for Ms. Heerdt and below the 25th percentile for Ms. Actis-Grande.  Mr. Armstrong’s target total direct compensation was not benchmarked against the competitive market data in anticipation of Mr. Armstrong’s transition from his officer position effective August 29, 2021.

Administration of Equity Award Grants

RSU and PSU awards to executive officers and other senior officers are approved on an annual basis by the Committee in early November, after the Company’s Annual Report on Form 10-K has been filed with the SEC.  The approval process specifies:

•	the individual receiving the grant; and
•	the dollar value of RSUs or PSUs, with the number of RSUs or PSUs to be determined based on the closing price of our shares on the date of grant.

Grants for associates other than officers also are approved by the Committee, and the Committee does not delegate authority for making grants to any member of management.  Our current policy provides that off-cycle grants and promotion and new hire grants may be approved at regularly scheduled or special Committee meetings.  We do not time our equity award grants relative to the release of material non-public information.

Hedging Policy; Pledging

Under our insider trading policy, executive officers and Board members may not engage in short-selling, margin transactions, trading in exchange-traded options or hedging or monetization transactions, such as zero-cost collars and forward sale contracts, with respect to our common stock.  Our insider trading policy also prohibits pledging Company shares in margin accounts.  Executive officers and Board members may only pledge Company shares as collateral for a loan outside of a margin account up to 10% of their ownership of Company shares (excluding options and unvested RSUs and PSUs), provided that shares required to be held pursuant to our stock ownership guidelines may not be pledged.  Our Nominating and Corporate Governance Committee retains discretion to permit limited exceptions to the 10% restriction.  None of our executive officers or Board members currently have pledged any Company shares.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   47

Benefits and Perquisites

We provide our executives with certain health and insurance benefits, as well as travel and other perquisites.  Our executives can participate in the MSC Industrial Direct 401(k) Plan (which includes Company matching contributions of 50% up to the first 6% of a participant’s contributions), the MSC Industrial Direct Co., Inc. Amended and Restated Associate Stock Purchase Plan (the “Associate Stock Purchase Plan”) and our health benefit and insurance programs on the same basis as our associates.  Mr. Gershwind does not participate in the Associate Stock Purchase Plan.  We also provide our executives with either a car allowance or a leased vehicle.

We do not provide any other executive perquisites such as supplemental life insurance, financial planning, country club membership, or special health benefits.

Change of Control Arrangements

Our NEOs participate in our executive change in control severance plan.  For a description of our executives’ change in control arrangements, please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control” beginning on page 61 of this Proxy Statement.

We believe that our executive change in control severance plan promotes the stability of our business and our key personnel during the transition period surrounding a change in control transaction, and would keep our executives focused on the business rather than on their employment prospects.  The plan serves to assure the retention of key executives in order to successfully execute a change of control transaction.  To this end, the change of control benefits only are provided if the executive remains with the Company through the change of control and if there is a termination of employment without cause or by the executive for good reason, commonly referred to as a “double trigger.”  Please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control Arrangements”  beginning on page 61 of this Proxy Statement.

Under the 2015 Omnibus Incentive Plan and the form of PSU awards, in the event of a change in control transaction pursuant to a merger agreement, outstanding stock options and RSU and PSU awards shall be continued, assumed or substituted if so provided in the merger agreement.  In the case of PSUs, if the merger agreement provides for assumption, then the PSUs would convert to RSUs based on the target level of performance, provided that if the change in control occurs after the first full year of performance and the performance level is higher than the target level, the PSUs would convert to RSUs at such higher level.  If the merger agreement does not provide for continuation, assumption or substitution of equity awards, the vesting of outstanding options shall accelerate, the restrictions applicable to all RSU awards shall lapse and PSUs will vest and be earned at the target level of performance, provided that if the change in control occurs after the first full year of performance and the performance level is higher than the target level, the PSUs would vest and be earned at such higher level.  In addition, following any change in control, if an associate’s employment is terminated without cause within one year following the change in control, vesting shall also accelerate.  For executive officers who participate in our executive change in control severance plan, the protection period is extended to two years and vesting also accelerates in cases of termination by the executive for good reason.  The Committee believes that these provisions provide the Board with appropriate flexibility to address the treatment of options and RSU and PSU awards in a merger or similar transaction that is approved by the Board, while providing appropriate protections to our executives and other associates in transactions which are not approved by the Board.  Because there is no acceleration of awards unless there is both a change in control and either the awards are terminated or the grantee’s employment is terminated following the change in control, our outstanding equity awards are subject to “double trigger” accelerated vesting.  Please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Equity Award Plans”  beginning on page 61 of this Proxy Statement.

MSC Executive Severance Plan

Under the MSC Executive Severance Plan, adopted in October 2016, Vice Presidents, Senior Vice Presidents and Executive Vice Presidents of the Company are eligible to receive certain severance benefits in the event of limited qualifying termination events.  Please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — MSC Executive Severance Plan”  beginning on page 62 of this Proxy Statement.

48   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Competitive Positioning

In evaluating each element of compensation for the NEOs, and other executive officers and senior officers, the Committee reviewed and benchmarked compensation levels against competitive market data developed by FW Cook.  In general, market data developed by FW Cook was comprised of peer group proxy compensation data, together with compensation data by functional position derived from general industry surveys.  Peer companies and the general industry survey sources used for benchmarking fiscal year 2021 compensation were the same as used for fiscal year 2020, except Anixter International Inc. was removed from the peer group due to its acquisition by WESCO International, Inc. and GMS Inc. and SiteOne Landscape Supply, Inc. were added to the peer group.

The proxy peer group composition is reviewed and approved by the Committee each fiscal year after obtaining advice from its independent compensation consultant, FW Cook. Key criteria for inclusion include similar size, industry focus, scope and complexity of business as well as companies with which we compete for executive talent.  The fiscal year 2021 peer group is listed in the chart below, together with comparative fundamental statistics.

(Dollars in millions)
Company	Revenue(1)	Net Income(1)	Total Assets(2)	Market Cap(3)	Employees(4)
Applied Industrial Technologies, Inc.	$3,065	$116	$2,305	$3,486	6,032
Beacon Roofing Supply, Inc.	7,226	77	5,688	3,736	7,582
DXP Enterprises, Inc.	950	(34)	869	627	2,550
Fastenal Company	5,696	868	4,167	31,478	18,253
GMS Inc.	3,299	106	2,484	2,116	5,843
MRC Global Inc.	2,459	(25)	1,745	758	2,500
NOW Inc.	1,406	(78)	1,070	1,088	2,450
Patterson Companies, Inc.	5,912	156	2,752	3,016	7,800
Pool Corporation	4,827	537	2,214	19,161	4,500
Rush Enterprises, Inc.	4,681	137	3,008	2,577	6,276
ScanSource, Inc.	2,935	(84)	1,583	703	2,200
SiteOne Landscape Supply, Inc.	3,161	191	2,078	7,765	4,530
Watsco, Inc.	5,677	322	3,132	10,038	5,800
WESCO International, Inc.	14,399	81	11,878	5,342	18,000
W.W. Grainger, Inc.	12,250	871	6,462	23,167	22,450
Summary Percentiles: 15 Companies
75th Percentile	$5,804	$256	$3,649	$8,902	7,691
Median	4,681	116	2,484	3,486	5,843
25th Percentile	3,000	26	1,911	1,602	3,525

MSC Industrial Direct Co., Inc.	$3,160	$203	$2,424	$4,962	6,315
– Percentile Rank	36%	72%	48%	63%	64%

_____________________________

(1)	Based on the four most recent fiscal quarters reported prior to August 2021.
(2)	Determined as of the most recent fiscal quarter end reported prior to August 2021.
(3)	Determined as of July 31, 2021, as calculated by a third-party vendor.
(4)	Determined as of the most recent fiscal year end reported prior to August 2021.

The Committee generally seeks to set base salary, total target cash compensation (the sum of base salary and target annual performance bonus) and total target direct compensation (the sum of total target cash compensation and long-term equity compensation) at the median, or 50th percentile, of the market data.  Total cash compensation based on achievement of stretch performance goals under our performance bonus plan generally is targeted to approximate the 75th percentile of the market data.  Long-term equity compensation in the form of PSUs and RSUs generally is targeted to approximate the median of the market data.  The Committee believes that this competitive positioning is consistent with the goals of the Company’s compensation programs, by linking pay to performance and providing top-tier compensation only when the Company achieves superior performance.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   49

Executive Incentive Compensation Recoupment Policy

The Company has an Executive Incentive Compensation Recoupment Policy which covers all executive officers of the Company, as well as the Company’s corporate controller, and applies to incentive awards under our annual performance bonus plan and equity awards under our equity plans, granted or awarded after the adoption of the policy.  The policy provides the Board with discretion to obtain recoupment of awards as follows:

•

in the event of a significant restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”), the Board may recoup cash incentive bonuses and equity awards that were paid or that vested to the extent that the amount paid or that vested would have been lower if the financial results had been properly reported;

•

in the event of a Restatement where a covered officer engaged in misconduct that caused or partially caused the need for the Restatement, the Board may take any or all of the following actions with respect to such covered officer: (i) recoup all cash incentive bonuses and equity awards that were paid or that vested based upon the achievement of financial results that were subsequently reduced due to the Restatement, (ii) cancel outstanding equity awards, (iii) recoup any shares received from the vesting or exercise of equity awards and (iv) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards; and

•

in the event that following termination of employment, a covered officer breaches his or her non-competition, non-solicitation or non-disclosure covenants owed to the Company, the Board may take any or all of the following actions with respect to such covered officer: (i) cancel outstanding equity awards, (ii) recoup any shares received from the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment and (iii) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment.

The Board may only seek recoupment in cases of a Restatement if either the Restatement shall have occurred within 36 months of the publication of the audited financial statements that have been restated, or the Audit Committee of the Board shall have taken steps to consider a Restatement prior to the end of such 36 months and the Restatement occurs within 48 months of the publication of the audited financial statements.

In addition, our equity award documents provide for forfeiture of awards in cases where a grantee violates a confidentiality, non-competition or non-solicitation covenant or agreement and for recoupment in cases where, following a termination of employment, the Company determines that a termination for cause would have been justified prior to such termination.

In the event of a change in control, as defined in the 2015 Omnibus Incentive Plan, the Company’s right to seek recoupment shall terminate.

50   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Executive Stock Ownership Guidelines

To more closely align the interests of our management with those of our shareholders, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted stock ownership guidelines for our executive officers.  The ownership guidelines require that each of our executive officers own a minimum number of shares having a value equal to the following:

Role	Minimum Value of Shares
Chief Executive Officer	6 times annual base salary
Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents	2 times annual base salary
Vice Presidents	1 times annual base salary

All shares held by our executives, including unvested RSUs, but not including unearned PSUs or shares underlying unexercised stock options, count toward these guidelines.  The guidelines provide for our executives to reach these goals within five years from the date on which the executive is elected (or three years in the case of a promotion).  Once an executive has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership.  If an executive has not satisfied his or her proportionate minimum stock ownership guideline, the executive must retain an amount equal to 100% of the net shares (i.e., after tax withholding and shares sold to pay the exercise price of options) received as a result of the exercise of stock options or the vesting of PSUs or RSUs.  All of our executive officers are in compliance with their current stock ownership guidelines.  In addition to our stock ownership guidelines, we believe that our long-term stock-based compensation program properly aligns the interests of our executives with those of our shareholders, and encourages and incentivizes long-term planning and strategic initiatives to enhance shareholder value.

Federal Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 imposes a $1.0 million limit on the amount that a publicly held corporation may deduct for compensation paid to its “covered employees.”  Covered employees include any officer who is a named executive officer in any taxable year beginning after December 31, 2016.  Due to the deduction limitation in Section 162(m), compensation paid to our named executive officers in excess of $1.0 million is not deductible.  While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   51

COMPENSATION RISK ASSESSMENT

The Compensation Committee engaged FW Cook to conduct a comprehensive risk assessment of our incentive-based compensation plans in 2019 to assist the Compensation Committee in its compensation risk assessment.    In its report to the Compensation Committee, FW Cook determined that our incentive plans were well-aligned with sound compensation design principles and that there were no significant areas of concern from a compensation risk perspective.    In 2020, at the request of the Compensation Committee, FW Cook updated and confirmed its earlier assessment.  In its 2020 update, FW Cook noted the removal of stock options from our long-term incentive compensation program and the introduction of PSUs representing 25% of the grant date value of equity awards, with 75% of the grant date value represented by RSUs, and also noted the change in the ratable vesting schedule for RSUs from five years to four years for associates at the director and above levels.  FW Cook concluded that the shift from stock options to PSUs marginally reduced the risk design of our long-term incentive compensation program and aligned more closely with current market practices.  Based on the Compensation Committee’s review and the FW Cook reports, the Compensation Committee believes that our compensation programs do not encourage excessive or inappropriate risk-taking on the part of our associates, including our executive and senior officers.    The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value.    In its review, the Compensation Committee noted the following features:

•	executive and senior officer pay mix balances fixed and variable cash compensation, cash and equity, and annual and longer-term incentive compensation;
•	our executive performance bonus program includes the following design features which the Compensation Committee believes properly incentivize senior management:
➢	maximum payouts are capped at 158% of target;
➢

payout levels based on achievement of financial metrics generally are calculated on a straight-line interpolation basis between threshold and target levels and between target and maximum levels, rather than providing for significantly different payout levels based on small changes in operating results;

➢	the annual performance bonus is largely based on achievement of multiple financial metrics, rather than a single financial metric;
➢

the annual performance bonus plan includes a 25% weighting for achievement of individual G&Os for directors and above.  The weighting mix of the remaining associates varies by salary grade.  Salary grades 16 through 19 are weighted 65% Company financial metrics and 35% for achievement of individual G&Os.  Salary grades 15 and below are weighted 60% Company financial metrics and 40% for achievement of individual G&Os.  All levels within the organization also include an individual performance multiplier, which is evaluated by the Compensation Committee, which serves to focus management on achievement of strategic business and long-term initiatives;

➢	the Compensation Committee retains discretion to adjust Company financial metrics to account for non-recurring and other similar items; and
➢

the Compensation Committee retains discretion to modify annual bonus payouts otherwise payable under the performance bonus program where it determines that bonus amounts are not reflective of Company and individual performance;

52   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

•

annual non-management bonus plans for corporate, sales and other business functions allocate a lower percentage of variable cash compensation than for management with bonus awards based on subjective assessment of individual performance;

•	long-term equity awards constitute a significant portion of executives’ and senior officers’ compensation, thereby focusing such individuals on enhancing long-term shareholder value;
•	equity awards for associates provide three-year cliff vesting for PSUs and four- or five-year vesting for RSUs, depending on the position of the associate in question; and
•	PSUs vest based on achievement of average annual adjusted operating profit growth over a three-year period and provide for maximum payouts of 200% of target.

In addition to the design and mix of our compensation programs, to further align our executive officers’ interests with our shareholders and mitigate risk relating to our compensation programs, we have adopted an Executive Incentive Compensation Recoupment Policy, which is described in the section entitled “Compensation Discussion and Analysis — Executive Incentive Compensation Recoupment Policy,” and stock ownership guidelines for all of our executive officers, which is described in the section entitled “Compensation Discussion and Analysis — Executive Stock Ownership Guidelines.”

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   53

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report.  Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board,

Louise Goeser (Chairperson)

Michael Kaufmann

Steven Paladino

Rudina Seseri

54   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the following named executive officers for services rendered to the Company during the fiscal years ended August 28, 2021, August 29, 2020 and August 31, 2019:

•	Erik Gershwind, our President and Chief Executive Officer;
•	Kristen Actis-Grande, our Executive Vice President and Chief Financial Officer; and
•

Douglas E. Jones, Steve Armstrong and Kari Heerdt, who were the three other most highly compensated executive officers with respect to, and who were serving as executive officers at the end of, fiscal year 2021.

A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” beginning on page 35 of this Proxy Statement.  Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Erik Gershwind	2021	771,151	500	3,249,925	—	1,124,738	23,789	5,170,103
President and	2020	697,002	—	3,249,858	—	375,000	22,575	4,344,435
Chief Executive Officer	2019	762,858	—	1,374,962	1,124,998	585,713	23,255	3,871,786

Kristen Actis-Grande (7)	2021	408,654	150,000	749,871	—	256,170	14,808	1,579,503
Executive Vice President and
Chief Financial Officer

Douglas E. Jones	2021	423,080	500	549,931	—	174,480	22,378	1,170,369
Executive Vice President and	2020	398,672	—	549,886	54,924	116,347	11,170	1,130,999
Chief Supply Chain Officer	2019	421,197	—	302,468	247,491	90,533	15,628	1,077,317

Steve Armstrong	2021	425,044	500	499,971	—	159,354	24,035	1,108,904
Senior Vice President,	2020	400,523	—	499,896	11,938	53,131	17,975	983,463
General Counsel and Corporate Secretary	2019	422,548	—	274,926	224,997	105,389	21,905	1,049,765

Kari Heerdt (8)	2021	361,182	500	399,977	—	155,502	21,359	938,520
Senior Vice President, New Business Innovation and Transformation

____________________________

(1)	The amounts in this column reflect the executive’s actual base salary, including amounts deferred under the MSC Industrial Direct 401(k) Plan.
(2)

The amounts in this column reflect a one-time Thank You Recognition cash bonus of $500 to Messrs. Gershwind, Jones and Armstrong and Ms. Heerdt.  This column also includes a $150,000 cash sign on bonus for Ms. Actis-Grande.

(1)

The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers.  Instead, the amounts reflect the aggregate grant date fair value for grants of RSUs and PSUs made by us in fiscal year 2021 and the grant date fair value for grants of RSUs made by us in fiscal years 2020 and 2019, calculated in accordance with FASB ASC Topic 718.  This valuation method values RSUs and PSUs granted during the indicated year, based on the fair market value of our Class A Common Stock (the closing price as reported on the NYSE) on the date of grant.  The amounts shown for fiscal year 2021 attributable to PSUs are as follows: Mr. Gershwind — $812,444; Ms. Actis-Grande — $137,464; Mr. Jones — $137,464; Mr. Armstrong — $124,974; and Ms. Heerdt — $99,994.  The maximum potential grant date values for PSUs granted in fiscal year 2021 assuming maximum payouts based on performance are as follows: Mr. Gershwind  — $1,624,888; Ms. Actis-Grande — $274,928; Mr. Jones —  $274,928; Mr. Armstrong — $249,948; and Ms. Heerdt — $199,988.

(4)

The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers.  Instead, the amounts reflect the grant date fair value for grants made by us in fiscal year 2019, calculated in accordance with FASB ASC Topic 718.  For fiscal year 2020, the amounts in this column represent the incremental fair value relating to the extensions of option expiration dates in May 2020.  The incremental fair values resulting from the option extensions for our named executive officers were as follows: Mr. Jones — $54,924 and Mr. Armstrong — $11,938.  For information regarding assumptions made in calculating the amounts reflected in this column for grants made in fiscal year 2019, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 28, 2021.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   55

(5)

The amounts in this column reflect amounts earned pursuant to our annual performance bonus program for our named executive officers.  For more information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2021 Executive Compensation — Annual Performance Bonus Program” beginning on page 43 of this Proxy Statement.

(6)	See the Fiscal Year 2021 All Other Compensation table below for a breakdown of the compensation included in the “All Other Compensation” column for fiscal year 2021.
(7)	Ms. Actis-Grande was not a named executive officer for fiscal years 2020 and 2019. Therefore, no compensation information for fiscal years 2020 and 2019 appears in this table for Ms. Actis-Grande.
(8)	Ms. Heerdt was not a named executive officer for fiscal years 2020 and 2019. Therefore, no compensation information for fiscal years 2020 and 2019 appears in this table for Ms. Heerdt.

Fiscal Year 2021 All Other Compensation

Name	Auto Allowance ($)	401(k) Match ($)	Milestone Recognition ($)	Total ($)
Erik Gershwind	15,400	8,389	—	23,789
Kristen Actis-Grande	14,808	—	—	14,808
Douglas E. Jones	11,945	10,193	240	22,378
Steve Armstrong	14,000	10,035	—	24,035
Kari Heerdt	11,401	9,958	—	21,359

56   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Fiscal Year 2021 Grants of Plan-Based Awards

The following table shows the PSUs and RSUs granted to our named executive officers in fiscal year 2021 and the estimated possible payouts under the performance bonus awards granted to our named executive officers in respect of fiscal year 2021 performance.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Erik Gershwind	n/a	375,000	1,500,000	2,400,000	—	—	—	—	—	—	—
	11/6/2020	—	—	—	—	—	—	32,591	—	—	2,437,481
	11/6/2020	—	—	—	5,432	10,863	21,726	—	—	—	812,444
Kristen Actis-Grande	n/a	74,375	297,500	476,000	—	—	—	—	—	—	—
	8/31/2020	—	—	—	—	—	—	3,034	—	—	199,941
	11/6/2020	—	—	—	—	—	—	5,515	—	—	412,467
	11/6/2020	—	—	—	919	1,838	3,676	—	—	—	137,464
Douglas E. Jones	n/a	58,174	232,694	372,311	—	—	—	—	—	—	—
	11/6/2020	—	—	—	—	—	—	5,515	—	—	412,467
	11/6/2020	—	—	—	919	1,838	3,676	—	—	—	137,464
Steve Armstrong	n/a	53,131	212,522	340,035	—	—	—	—	—	—	—
	11/6/2020	—	—	—	—	—	—	5,014	—	—	374,997
	11/6/2020	—	—	—	836	1,671	3,342	—	—	—	124,974
Kari Heerdt	n/a	45,148	180,591	288,945	—	—	—	—	—	—	—
	11/6/2020	—	—	—	—	—	—	4,011	—	—	299,983
	11/6/2020	—	—	—	669	1,337	2,674	—	—	—	99,994

_____________________________

(1)

These columns reflect the potential threshold, target and maximum annual performance bonuses payable to such named executive officer under our 2021 annual performance bonus program.  Amounts actually earned in fiscal year 2021 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.  Under our 2021 annual performance bonus program, bonus awards for 2021 were based on achievement of two Company financial metrics, each weighted 37.5%, and the remaining 25% was based on the achievement of individual G&Os.  In addition, award opportunities were subject to an individual performance multiplier ranging from 50% to 150%.  For additional information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2021 Executive Compensation — Annual Performance Bonus Program”  beginning on page 43 of this Proxy Statement.

(2)

These columns reflect the potential threshold, target and maximum amounts of PSUs granted in fiscal year 2021 pursuant to the 2015 Omnibus Incentive Plan.  These PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target (with straight-line interpolation used for determining payouts with achievement between threshold and target and target and maximum performance levels) based upon our average annual adjusted operating profit growth over a period of three fiscal years (from fiscal year 2021 through fiscal year 2023 for the fiscal year 2021 grants), subject to the grantee’s continued employment (with exceptions for termination of employment due to death, disability, retirement and change in control).  For additional information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2021 Executive Compensation — Long-Term Stock-Based Compensation”  beginning on page 46 of this Proxy Statement and the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 61 of this Proxy Statement.

(3)

These amounts represent RSUs granted in fiscal year 2021 pursuant to the 2015 Omnibus Incentive Plan.  These awards vest 25% on each of the first through fourth anniversaries of the grant date (with exceptions for termination of employment due to death, disability, retirement and change in control).  The RSUs granted to our named executive officers have no performance criteria.  For additional information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2021 Executive Compensation — Long-Term Stock-Based Compensation” beginning on page 46 of this Proxy Statement and the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 61 of this Proxy Statement.

(4)

The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers.  Instead, the amounts represent the full grant date fair value of awards as calculated in accordance with FASB ASC Topic 718.  The grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule.  For RSUs and PSUs, fair value is the closing price of a share of our Class A Common Stock as quoted on the NYSE on the date of grant.  The closing price of a share of our Class A Common Stock as quoted on the NYSE on November 6, 2020 was $74.79.  For PSUs, the fair value is based on the Company achieving a target level of performance.  For additional information on the valuation assumptions, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 28, 2021.

Dividends are not paid on unvested RSUs and PSUs; instead, dividend equivalent units accrue on unvested RSUs and PSUs and vest at the same times as the underlying RSUs and PSUs, subject in the case of PSUs to the same performance vesting requirements.  The quarterly dividend rate for fiscal year 2021 was $0.75 per share.  Additionally, a special dividend of $3.00 per share was paid in the second quarter of fiscal year 2021.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   57

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows the amounts of outstanding stock options, RSU awards and PSU awards previously granted and held by the named executive officers as of August 28, 2021.

The market value of the stock awards is based on the closing price of a share of our Class A Common Stock as of August 27, 2021, the last business day of fiscal year 2021, which was $83.35.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Erik Gershwind	84,059	—	—	58.90	10/18/2022	—	—	—	—
	72,659	—	—	71.33	10/25/2023	—	—	—	—
	55,101	18,368 (1)	—	79.60	10/19/2024	—	—	—	—
	40,035	40,036 (2)	—	83.21	10/16/2025	—	—	—	—
	—	—	—	—	—	3,016 (3)	257,396	—	—
	—	—	—	—	—	7,056 (4)	602,248	—	—
	—	—	—	—	—	12,337 (5)	1,052,992	—	—
	—	—	—	—	—	28,826(6)	2,460,312	—	—
	—	—	—	—	—	—	—	12,811 (9)	1,093,392 (11)
	—	—	—	—	—	35,131 (7)	2,998,447	—	—
	—	—	—	—	—	—	—	23,419 (10)	1,998,842 (12)
Kristen Actis-Grande	—	—	—	—	—	3,270 (8)	279,135	—	—
	—	—	—	—	—	5,945 (7)	507,393	—	—
	—	—	—	—	—	—	—	3,963 (10)	338,201 (12)
Douglas E. Jones	23,364 (13)	—	—	81.76	10/22/2022	—	—	—	—
	22,403 (14)	—	—	83.03	10/21/2022	—	—	—	—
	29,449	—	—	58.90	10/18/2022	—	—	—	—
	29,839	—	—	71.33	10/25/2023	—	—	—	—
	15,153	5,051 (1)	—	79.60	10/19/2024	—	—	—	—
	8,807	8,808 (2)	—	83.21	10/16/2025	—	—	—	—
	—	—	—	—	—	1,238 (3)	105,673	—	—
	—	—	—	—	—	1,940 (4)	165,596	—	—
	—	—	—	—	—	2,714 (5)	231,626	—	—
	—	—	—	—	—	4,878 (6)	416,300	—	—
	—	—	—	—	—	—	—	2,167 (9)	184,988 (11)
	—	—	—	—	—	5,945 (7)	507,393	—	—
	—	—	—	—	—	—	—	3,963 (10)	338,201 (12)
Steve Armstrong	—	4,362 (1)	—	79.60	10/19/2024	—	—	—	—
	—	8,008 (2)	—	83.21	10/16/2025	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	886 (3)	75,639	—	—
	—	—	—	—	—	1,677 (4)	143,154	—	—
	—	—	—	—	—	2,467 (5)	210,598	—	—
	—	—	—	—	—	4,435 (6)	378,502	—	—
	—	—	—	—	—	—	—	1,970 (9)	168,143 (11)
	—	—	—	—	—	5,405 (7)	461,300	—	—
	—	—	—	—	—	—	—	3,602 (10)	307,472 (12)
Kari Heerdt (15)	19,448	—	—	71.33	10/25/2023	—	—	—	—
	11,019	3,674 (1)	—	79.60	10/19/2024	—	—	—	—
	6,405	6,406 (2)	—	83.21	10/16/2025	—	—	—	—
	—	—	—	—	—	808 (3)	68,965	—	—
	—	—	—	—	—	1,412 (4)	120,493	—	—
	—	—	—	—	—	1,975 (5)	168,542	—	—
	—	—	—	—	—	3,548 (6)	302,801	—	—
	—	—	—	—	—	—	—	1,577 (9)	134,555 (11)
	—	—	—	—	—	4,324 (7)	369,021	—	—
	—	—	—	—	—	—	—	2,882 (10)	246,014 (12)

_______________________

(1)	These stock options became exercisable on October 20, 2021.
(2)	One-half of these stock options became exercisable on October 17, 2021, and an additional one-half of these stock options will become exercisable on October 17, 2022.
(3)	This number includes dividend equivalent units accrued through August 28, 2021. The shares underlying these RSUs vested on October 26, 2021.
(4)

This number includes dividend equivalent units accrued through August 28, 2021.  The shares underlying one-half of these RSUs vested on October 20, 2021, and the shares underlying one-half of these RSUs will vest on October 20, 2022.

58   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

(5)

This number includes dividend equivalent units accrued through August 28, 2021.  The shares underlying one-third of these RSUs vested on October 17, 2021, and the shares underlying one-third of these RSUs will vest on each of October 17, 2022 and October 17, 2023.

(6)

This number includes dividend equivalent units accrued through August 28, 2021.  The shares underlying one-third of these RSUs vested on November 6, 2021, and the shares underlying one-third of these RSUs will vest on each of November 6, 2022 and November 6, 2023.

(7)

This number includes dividend equivalent units accrued through August 28, 2021.  The shares underlying one-fourth of these RSUs vested on November 6, 2021, and the shares underlying one-fourth of these RSUs will vest on each of November 6, 2022, November 6, 2023 and November 6, 2024.

(8)

This number includes dividend equivalent units accrued through August 28, 2021.  The shares underlying one-fourth of these RSUs vested on August 31, 2021, and the shares underlying one-fourth of these RSUs will vest on each of August 31, 2022, August 31, 2023 and August 31, 2024.

(9)

This number includes dividend equivalent units accrued through August 28, 2021.  This number represents the number of shares underlying PSUs that would vest on November 6, 2022 based on achievement of the target level of performance for the three-year performance cycle.  PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target based upon our average annual adjusted operating profit growth over the three-year performance cycle, subject to grantee’s continued employment.

(10)

This number includes dividend equivalent units accrued through August 28, 2021.  This number represents the number of shares underlying PSUs that would vest on November 6, 2023 based on achievement of the maximum level of performance for the three-year performance cycle.  PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target based upon our average annual adjusted operating profit growth over the three-year performance cycle, subject to grantee’s continued employment.

(11)	Represents the market value based on achieving the target level of performance.
(12)	Represents the market value based on achieving the maximum level of performance.
(13)

These stock options would have expired on October 26, 2020.  However, on May 22, 2020, the Compensation Committee approved the extension of the expiration date of options held by our associates, including executive officers, other than Mr. Gershwind.  As a result, these options will expire on October 22, 2022 (constituting a two-year extension).

(14)

These stock options would have expired on October 21, 2021.  However, on May 22, 2020, the Compensation Committee approved the extension of the expiration date of options held by our associates, including executive officers, other than Mr. Gershwind.  As a result, these options will expire on October 21, 2022 (constituting a one-year extension).

(15)

Ms. Heerdt’s employment was terminated on November 8, 2021.  As a result of her termination, the following shares and dividend equivalent units accrued through August 28, 2021 were cancelled: (i) 658 shares that would have vested on October 17, 2023, (ii) 1,183 shares that would have vested on November 6, 2023, (iii) 1,052 performance shares that would have vested on November 6, 2022 based on achievement of the target level of performance for the three-year performance cycle, (iv) 1,081 shares that would have vested on each of November 6, 2023 and November 6, 2024 and (v) 962 performance shares that would have vested on November 6, 2023 based on achievement of the target level of performance for the three-year performance cycle.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   59

Fiscal Year 2021 Option Exercises and Stock Vested

The following table shows (i) the number of shares of our Class A Common Stock acquired upon the exercise of stock options by the named executive officers in fiscal year 2021, (ii) the number of RSUs held by the named executive officers which vested in fiscal year 2021 and (iii) the value realized upon the exercise of such stock options and the vesting of such units, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Erik Gershwind	—	—	22,272	1,554,356
Kristen Actis-Grande	—	—	—	—
Douglas E. Jones	—	—	5,667	388,875
Steve Armstrong	81,827	1,412,032	4,664	321,249
Kari Heerdt	28,934	556,622	3,918	269,379

____________________________

(1)

The amounts in this column reflect the aggregate dollar amount realized upon exercise of the options determined by the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	This number includes dividend equivalent units that vested at the same time as the underlying RSUs.
(3)

The amounts in this column reflect the aggregate dollar amount realized upon the vesting of stock determined by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

Our named executive officers do not receive any compensation in the form of pension benefits or nonqualified deferred compensation.

60   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Potential Payments Upon Termination or Change in Control

Change in Control Arrangements

Each of our named executive officers participates in the MSC Industrial Direct Co., Inc. Executive Change in Control Severance Plan (the “Executive Change in Control Severance Plan”).  This plan provides for payment of certain benefits to the named executive officers upon a qualifying termination following a change in control of the Company.  In addition to these arrangements, each of our current named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each of them agreed not to use or disclose any confidential information relating to the Company during his or her employment and after termination.  Each of them also agreed not to compete with the Company or to solicit any associates of the Company during his or her employment and for two years following termination of his or her employment.  All payments under the change in control arrangements are contingent on them complying with the foregoing obligations.  The terms of these arrangements are discussed below.

Under the terms of these arrangements, “cause” is generally defined to include (i) the willful and continued failure by the executive to substantially perform his or her duties (other than any such failure resulting from his or her incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the executive by the Company, (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the executive’s conviction of, or entering a plea of nolo contendere to, a felony.  A change in the executive’s “circumstances of employment” will generally be deemed to have occurred if there is (a) a material reduction or change in the executive’s employment duties or reporting responsibilities, (b) a reduction in the executive’s annual base salary, (c) a material diminution in the executive’s status, working conditions or other economic benefits, or (d) the Company requiring the executive to be based at any place outside a 30-mile radius from the Company’s offices where the executive was based prior to a change in control.

A change in control of the Company will generally be deemed to have occurred under these arrangements if (i) a person or entity, other than members of the Jacobson or Gershwind families, acquires beneficial ownership of 50% or more of the combined voting power of the Company’s voting securities, (ii) there is a change in the Board as a result of which the Board members cease to constitute a majority of the Board, (iii) there is a consummation of a merger or consolidation, other than a merger or consolidation that results in our shareholders holding more than 50% of the combined voting power of the voting securities of the surviving entity, (iv) there is a liquidation or dissolution approved by our shareholders, or (v) there is a consummation of a sale of all or substantially all of the Company’s assets.

This plan provides that if, within two years after the occurrence of a change in control of the Company, (i) we terminate the executive’s employment other than for cause or (ii) the executive terminates his employment following a change in the executive’s “circumstances of employment,” then we will be obligated to pay the executive a severance payment equal to (a) two times the executive’s annual base salary, plus (b) two times the executive’s targeted annual cash incentive bonus, plus (c) the pro rata portion of the executive’s targeted annual cash performance bonus.  In addition, any unvested stock options and stock awards would accelerate.  As a condition to receiving his or her severance payments and benefits, the executive would be required to execute a general release in favor of the Company.

In addition, if the executive’s employment is terminated after the occurrence of a change in control as described above, we are obligated to provide the executive with outplacement services for up to six months and a lump sum payment equal to 18 months of healthcare coverage, and the executive is entitled to receive, at our expense, an automobile allowance for the lesser of two years or the remainder of the automobile lease in effect following the termination of his or her employment.

Under this plan, the amount of severance benefits for these executives would be subject to reduction to the extent that the after-tax payments would be increased as a result of the payments being classified as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986.

Equity Award Plans

The number of outstanding equity awards held by each named executive officer under the 2015 Omnibus Incentive Plan as of August 28, 2021 is listed above in the Outstanding Equity Awards at 2021 Fiscal Year-End table.  All unvested equity awards at the end of fiscal year 2021 were granted to the named executive officers under the 2015 Omnibus Incentive Plan, which provides certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the Company.  The terms of these benefits are described below.

In connection with their long-term incentive awards, the named executive officers are required to sign an agreement containing confidentiality and non-competition provisions designed to protect the Company’s confidential and proprietary information and to preserve the Company’s competitive advantages.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   61

2015 Omnibus Incentive Plan

The 2015 Omnibus Incentive Plan is a “double trigger” plan, meaning that unvested stock options and RSUs vest if there is a change in control of the Company only if both (i) a change in control occurs and (ii) such options or awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause (or for executives who participate in the Executive Change in Control Severance Plan, a termination by the executive for good reason) within one year (two years for executives who participate in the Executive Change in Control Severance Plan) following the change in control.  In the case of PSUs, if unvested PSUs are not assumed, the PSUs will vest and be earned at the target level of performance, provided that if the change in control occurs after the first full year of performance and the performance level is higher than the target level, the PSUs would vest and be earned at such higher level.  If in connection with a change in control the PSUs are assumed, then the PSUs would convert to RSUs based on the target level of performance, provided that if the change in control occurs after the first full year of performance and the performance level is higher than the target level, the PSUs would convert to RSUs at such higher level.  If employment is terminated by the Company without cause (or for executives who participate in the Executive Change in Control Severance Plan, a termination by the executive for good reason) within one year (two years for executives who participate in the Executive Change in Control Severance Plan) following the change in control, vesting of any converted RSUs would accelerate.  A change in control of the Company will be deemed to have occurred for purposes of the 2015 Omnibus Incentive Plan in the same circumstances as described above under the section entitled “—Change in Control Arrangements.”

Under the 2015 Omnibus Incentive Plan and awards thereunder, in the event that the employment of a named executive officer is terminated by reason of death, disability or retirement, all unvested stock options held by the named executive officer become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, the restrictions on outstanding RSUs shall lapse and the shares underlying such RSUs shall become fully vested.  The named executive officer will be deemed to have retired if his employment is terminated without cause, death or disability, on or after age 65, provided the named executive officer has a total of five years of service with the Company.  In the cases of PSUs, where a participant retires or voluntarily terminates employment or in cases of a termination without cause (other than in the case of a change in control discussed above and other than in the case of a “qualifying termination” as described below under “—MSC Executive Severance Plan”) if the participant has reached age 55 and the participant’s age plus years of continuous service equals at least 65, the PSUs will pay out on a pro rata basis based on full number of years of service (rounded down) during the performance period, based on actual performance.  If the participant has reached age 65 with at least five full years of service, then the PSUs would pay out fully, based on actual performance.  In cases of death or disability, the PSUs would pay out fully, based on actual performance.

MSC Executive Severance Plan

The Board adopted, upon the recommendation of the Compensation Committee, the MSC Executive Severance Plan.  Under the MSC Executive Severance Plan, Vice Presidents, Senior Vice Presidents and Executive Vice Presidents of the Company are eligible to receive certain severance benefits in the event of a qualifying termination.  For purposes of the MSC Executive Severance Plan, a “qualifying termination” means the occurrence of any of (i) the involuntary termination of a participant’s employment by the Company as a result of the elimination of such participant’s job or position with the Company because of reorganization, job elimination or site closure; (ii) the termination of a participant’s employment with the Company upon the participant’s failure to accept a material change in the geographic location where such participant is required to primarily perform his services for the Company, such that the distance between the previous geographic location and the new geographic location exceeds 50 miles (one way); or (iii) the termination of a participant’s employment with the Company upon the participant’s failure to accept a reduction in such participant’s base salary of 20% or more.

62   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Severance benefits consist of a severance allowance, a benefits credit payment, a vesting acceleration benefit and, at the discretion of the plan administrator, outplacement services.  The severance allowance generally will be (i) 18 months of base pay for Executive Vice Presidents, (ii) 15 months of base pay for Senior Vice Presidents and (iii) 12 months of base pay for Vice Presidents, plus in each case a pro rata bonus (based on the average bonus paid for the prior three fiscal years).  The benefits credit will be an amount equal to the credit provided by the Company toward the cost of the participant’s coverage under our healthcare exchange for 18 months in the case of Executive Vice Presidents, 15 months in the case of Senior Vice Presidents and 12 months in the case of Vice Presidents.  The vesting acceleration benefit will be the acceleration of equity awards that otherwise would have vested on the next scheduled vesting date after a participant’s termination date, except that in the case of PSUs, payouts shall be made at 33-1/3% and based on actual performance, except that if the participant has reached age 55 and the participant’s age plus years of continuous service equals at least 65, the PSUs will pay out on a pro rata basis based on full number of years of service (rounded up) during the performance period, based on actual performance and if the participant has reached age 65 with at least five full years of service, then the PSUs would pay out fully, based on actual performance.  Finally, the plan administrator may, in its discretion, provide outplacement services for such duration as the plan administrator may determine.

As a condition of receiving any severance benefit under the MSC Executive Severance Plan, a participant will be required to execute and not revoke a severance and release agreement in favor of the Company in such form and of such content as the plan administrator, in its sole discretion, may require.

Under the MSC Executive Severance Plan, no participant will be entitled to receive severance benefits in the event that the plan administrator determines, in its sole discretion, among other things, that at the time of the participant’s qualifying termination, we had cause to terminate the participant due to failure to meet our established performance criteria, the participant’s misconduct, or the participant’s violation of any applicable Company policy.  In addition, if a participant incurs a qualifying termination, and the plan administrator determines, in its sole discretion, that thereafter (i) the participant breached any provision(s) of his severance and release agreement or (ii) the participant breached any provision(s) of any confidentiality, non-compete, non-solicitation, non-disparagement or other restrictive covenant or similar agreement with the Company, any unpaid or unused severance benefits will be immediately forfeited, and the participant will be required to repay to us severance allowance amounts previously paid to such participant.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   63

Potential Payments Upon Termination or Change in Control Table as of August 27, 2021

The following table sets forth the estimated amounts that would be payable to each of our named executive officers upon the termination of his or her employment under certain circumstances or upon a change in control in limited circumstances, assuming that the termination of employment or change in control had occurred on August 27, 2021 (which was the last business day of fiscal year 2021) and based on the price per share of our Class A Common Stock on that date, which was $83.35.  The actual amounts payable can only be calculated at the time of the event.  None of the named executive officers would have been eligible for retirement under the terms of our equity grant agreements as of August 27, 2021, except that Messrs. Jones and Armstrong each qualify as having reached age 55 with their age and years of continuous service equaling at least 65, for purposes of the termination provisions under their PSU awards.

Name and Benefits (6)	Change in Control and Termination of Award ($) (1)	Change in Control and Termination of Employment ($) (2)(3)	Death, Disability or Retirement ($) (4)	Termination Under MSC Executive Severance Plan ($) (5)
Erik Gershwind
Severance	—	4,542,302	—	—
Auto Allowance	—	30,800	—	—
Outplacement Services	—	6,000	—	—
Medical Benefits	—	36,277	—	—
Accelerated Vesting of Stock Options	191,293	191,293	191,293	—
Accelerated Vesting of Restricted Stock/RSUs	7,371,395	7,371,395	7,371,395	—
Accelerated Vesting of PSUs	2,092,813	2,092,813	—	—
Total	9,655,501	14,270,880	7,562,688	—

Kristen Actis-Grande
Severance	—	1,445,001	—	637,500
Auto Allowance	—	29,616	—	—
Outplacement Services	—	6,000	—	—
Medical Benefits	—	33,535	—	28,249
Accelerated Vesting of Stock Options	—	—	—	—
Accelerated Vesting of Restricted Stock/RSUs	786,528	786,528	786,528	196,517
Accelerated Vesting of PSUs	169,100	169,100	—	—
Total	955,628	2,300,680	786,528	862,266

Douglas E. Jones
Severance	—	1,311,549	—	634,620
Auto Allowance	—	23,890	—	—
Outplacement Services	—	6,000	—	—
Medical Benefits	—	36,277	—	26,792
Accelerated Vesting of Stock Options	47,892	47,892	47,892	38,468
Accelerated Vesting of Restricted Stock/RSUs	1,426,588	1,426,588	1,426,588	531,225
Accelerated Vesting of PSUs	354,088	354,088	—	—
Total	1,828,568	3,206,284	1,474,480	1,231,105

Kari Heerdt
Severance	—	1,083,546	—	451,477
Auto Allowance	—	22,802	—	—
Outplacement Services	—	6,000	—	—
Medical Benefits	—	25,109	—	18,369
Accelerated Vesting of Stock Options	34,834	34,834	34,834	27,980
Accelerated Vesting of Restricted Stock/RSUs	1,029,823	1,029,823	1,029,823	378,444
Accelerated Vesting of PSUs	257,563	257,563	—	—
Total	1,322,220	2,459,677	1,064,657	876,270

(1)

Unvested stock awards will vest if there is a change in control of the Company only if such awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause or by the executive for good reason within two years following the change in control.  The estimated values of the PSU and RSU awards listed in this column for each of the named executive officers are based on the closing price of a share of our Class A Common Stock as reported on the NYSE on August 27, 2021, which was $85.35.

(2)

Each of the named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each executive agreed not to use or disclose any confidential information relating to the Company during the executive’s employment and after termination.  Each executive also agreed not to compete with the Company or to solicit any associates of the Company during his or her employment and for two years following termination of his or her employment.  All payments under the change in control arrangements are contingent on the executives complying with the foregoing obligations and executing a general release in favor of the Company.

(3)

For the named executive officers, the severance amounts in this column reflect estimated amounts payable upon the occurrence of (i) a change in control of the Company and (ii) the termination of employment of the named executive officers within two years following such change in control, (a) by the Company, without cause, or (b) by the executive for good reason.  The estimated severance amount listed in this column for each of the named executive officers was calculated using the named executive officer’s base salary that was in effect as of August 28, 2021.  The estimated values of the PSU and RSU awards listed in this column for each of the named executive officers are based on the closing price of a share of our Class A Common Stock as reported on the NYSE on August 27, 2021, which was $85.35.

64   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

(4)

The amounts in this column reflect estimated amounts payable upon the death, disability or retirement of a named executive officer under the terms of the 2015 Omnibus Incentive Plan and awards thereunder.  None of our named executive officers are currently eligible for retirement, except that Mr. Jones qualifies as having reached age 55 with his age and years of continuous service equaling at least 65, for purposes of the termination provisions under his PSU awards.  The estimated values of the accelerated RSU awards listed in this column are based on the closing price of a share of our Class A Common Stock as reported on the NYSE on August 27, 2021, which was $85.35; however, no values are included for PSUs which only would vest based on actual performance.

(5)

The amounts in this column reflect estimated amounts that would be payable under the MSC Executive Severance Plan, which was adopted on October 27, 2016, in the event of a “qualifying termination,” (i) assuming that the qualifying termination had occurred on August 28, 2021 and (ii) based on the price per share of our Class A Common Stock on August 27, 2021, which was $85.35.  Mr. Gershwind is not a participant in the MSC Executive Severance Plan.  The estimated severance amount listed in this column for each of the named executive officers (other than Mr. Gershwind) was calculated using the named executive officer’s base salary that was in effect as of August 28, 2021.  Severance amounts and medical benefits would be payable in equal installments in accordance with the Company’s normal payroll practices over the applicable period of either 15 or 18 months.  As described above under the section entitled “—Potential Payments Upon Termination or Change in Control — MSC Executive Severance Plan,” the accelerated stock options and RSU awards listed in this column consist of awards that otherwise would have vested on the next scheduled vesting date after the named executive officer’s qualifying termination.  The estimated values of the accelerated stock options and RSU awards listed in this column are based on the closing price of a share of our Class A Common Stock as reported on the NYSE on August 27, 2021, which was $85.35.  No values are included for PSUs which only would vest based on actual performance.  As a condition of receiving any severance benefit under the MSC Executive Severance Plan, a participant will be required to execute and not revoke a severance and release agreement in favor of the Company in such form and of such content as the plan administrator, in its sole discretion, may require.  In addition, no participant will be entitled to receive severance benefits in the event that the plan administrator determines, in its sole discretion, among other things, that at the time of the participant’s qualifying termination, the Company had cause to terminate the participant due to failure to meet Company-established performance criteria, the participant’s misconduct, or the participant’s violation of any applicable Company policy.

(6)

Mr. Armstrong transitioned from his position as Senior Vice President, General Counsel and Corporate Secretary to Senior Vice President, Legal Affairs, a non-executive officer position, effective August 29, 2021.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   65

Indemnification Agreements; Directors and Officers Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers.  The indemnification agreements clarify and enhance the rights and obligations of the Company and the indemnitee with respect to indemnification and advancement of expenses already provided for in our Certificate of Incorporation and Second Amended and Restated By-laws.  The indemnification agreements provide that we will indemnify the indemnitee to the fullest extent permitted by New York law against all indemnifiable losses relating to, resulting from or arising out of any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding.  The indemnification agreements also provide for the advancement of expenses.  In addition, we have entered into indemnification agreements with certain of our officers who serve as members of the Administrative Committee of the MSC Industrial Direct 401(k) Plan.  These indemnification agreements provide such officers with indemnification to the maximum extent permitted by law in connection with any actions or omissions such officers take or fail to take in their capacity as members of the Administrative Committee.

66   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median associate and the annual total compensation of our Chief Executive Officer.

For fiscal year 2021:

•	the annual total compensation of our median associate was $51,974; and
•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table appearing under “Executive Compensation,” was $5,170,103.

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median associate for fiscal year 2021 was 99:1.

To identify the median of the annual total compensation of all of our associates for our fiscal year 2021 CEO pay ratio, as well as to determine the annual total compensation of our median associate, the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•

We selected August 28, 2021 as the date for identifying our median associate.  We determined that, as of August 28, 2021, our associate population, which includes our U.K. and Canada operations, consisted of approximately 6,300 full‑time associates.

•	Our associate population data described above excludes approximately 200 associates of Wm. F. Hurst Co., LLC and MSC Mexico, which we acquired in June and July 2021, respectively.
•

We identified our median associate based on the total cash compensation earned for fiscal year 2021.  Total cash compensation earned for fiscal year 2021 included base salary, bonus and incentives, commissions and overtime earned for such period.

•	For purposes of identifying the median associate, we applied the following exchange rates at August 28, 2021: (i) 1 British pound to 1.38 U.S. dollars and (ii) 1 Canadian dollar to 0.79 U.S. dollars.

Once we identified our median associate, we then determined our median associate’s annual total compensation for fiscal year 2021 in the same manner that we determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table appearing under “Executive Compensation.”  The annual total compensation of our median associate for fiscal year 2021 was determined to be $51,974, which was then compared to the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table appearing under “Executive Compensation.”

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices.  Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules of the SEC.  This information is being provided for compliance purposes.  Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions for fiscal year 2021.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   67

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(PROPOSAL NO. 3)

As required by Section 14A of the Exchange Act, this proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our NEOs, which is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.  This vote is not intended to address any specific item or element of compensation or the compensation of any particular officer, but rather the overall compensation of our NEOs and the philosophy, principles and policies used to determine compensation.

As described in greater detail in the section entitled “Compensation Discussion and Analysis,” our key compensation goals are to: create a performance driven culture based on personal accountability by linking rewards to Company and individual performance; provide a market competitive compensation opportunity to enable the Company to attract, retain and motivate highly talented associates; and recruit, retain and motivate highly talented executives, align our executives’ interests with those of our shareholders and provide performance-based compensation that appropriately rewards our executives.  Our compensation programs include a number of key features designed to accomplish these goals.

The Board urges our shareholders to read the section entitled “Compensation Discussion and Analysis,” which describes in detail how our executive compensation practices operate and are designed to achieve our key compensation goals, as well as the Summary Compensation Table and other related compensation tables and narrative discussion appearing under “Executive Compensation,” which provide detailed information about the compensation of our NEOs.  Based on Company and individual performance, the Compensation Committee believes that compensation levels for fiscal year 2021 were appropriate and consistent with the philosophy and objectives of the Company’s compensation programs.

This vote is advisory, which means that the shareholder vote on this proposal will not be binding on the Company, the Board or the Compensation Committee.  However, the Compensation Committee and the Board value the opinions of the Company’s shareholders and will carefully consider the outcome of the vote when making future compensation decisions for the NEOs of the Company.

Accordingly, we are asking shareholders to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders hereby approve the compensation of the NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion.

As previously disclosed, we plan to hold the “say-on-pay” vote on an annual basis.  Accordingly, the next shareholder advisory vote on executive compensation, following this one, will occur at our 2023 Annual Meeting of Shareholders.

The Board OF DIRECTORS recommends THAT YOU vote “FOR” the approval, on an advisory basis, of the compensation of our NEOS AS DISCLOSED IN THIS PROXY STATEMENT.  UNLESS OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” the approval, on an advisory basis, of the compensation of our NEOS AS DISCLOSED IN THIS PROXY STATEMENT.

68   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

Information for our equity compensation plans in effect as of August 28, 2021 is as follows:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(#) (a)	($) (b)	(#) (c)
Equity compensation plans approved by security holders:
Equity compensation plans (excluding Associate Stock Purchase Plan)	1,130,125	76.38	1,432,042 (1)
Associate Stock Purchase Plan	—	—	347,458
Equity compensation plans not approved by security holders	—	—	—
Total	1,130,125	76.38	1,779,500

nformation for our equity compensation plans in effect as of August 28, 2021 is as follows:

(1)

Represents shares available for future issuance under the 2015 Omnibus Incentive Plan.  Such shares may become subject to stock option grants or stock appreciation rights or may be issued directly as stock awards with such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and other limitations as determined by the plan administrator.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   69

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth in the following tables is furnished as of October 31, 2021, except as otherwise noted, regarding the beneficial ownership of our Class A Common Stock and our Class B Common Stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our Class A Common Stock or our Class B Common Stock;
•	each director and nominee for director of the Company;
•	each of our named executive officers; and
•	all directors, nominees for director and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares.  Shares of Class A Common Stock subject to options that are exercisable as of October 31, 2021, or are exercisable within 60 days of October 31, 2021, are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.  In addition, since all of the shares of Class B Common Stock are convertible at the option of the holder into Class A Common Stock on a share-for-share basis, the beneficial owner of shares of Class B Common Stock is deemed to be a beneficial owner of the same number of shares of Class A Common Stock.  In indicating below the amount and nature of a person’s beneficial ownership of Class A Common Stock and the percentage of the class owned by such person, it has been assumed that such person has converted into Class A Common Stock all shares of Class B Common Stock of which such person is a beneficial owner.  Furthermore, such shares of Class A Common Stock are deemed outstanding for the purpose of calculating the percentage ownership of such person, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

In the tables below, percentage ownership is based on 46,892,257 shares of our Class A Common Stock and 8,654,010 shares of our Class B Common Stock outstanding as of October 31, 2021.  Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them.

70   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Security Ownership of Certain Beneficial Owners

	Class A Common Stock			Class B Common Stock
Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power (1)
Mitchell Jacobson (2)	6,300,881	(3)	11.9%	6,055,593	(4)	70.0%	45.6%
Marjorie Gershwind Fiverson (5)	876,340	(6)	1.9%	467,560	(7)	5.4%	3.8%
Erik Gershwind (2)	1,944,934	(8)	4.0%	1,160,920	(9)	13.4%	9.3%
Stacey Bennett (5)	1,334,577	(10)	2.8%	966,510	(11)	11.2%	7.5%
MSM 2019 Trust (5)	1,989,568	(12)	4.1%	1,989,568	(13)	23.0%	14.9%
The Vanguard Group, Inc. (14)	5,007,239		10.7%	—		—	3.8%
BlackRock, Inc. (15)	3,916,597		8.4%	—		—	2.9%

_____________________________

(1)

Voting power represents the combined voting power of Class A Common Stock and Class B Common Stock owned beneficially by such person.  On all matters to be voted upon at the Annual Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.  For the purpose of calculating the voting power of each beneficial owner, shares of Class A Common Stock subject to options that are exercisable as of October 31, 2021, or are exercisable within 60 days of October 31, 2021, are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B Common Stock are included on a non-converted basis only.

(2)	This beneficial owner’s address is c/o MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747.
(3)

This number consists of (i) 67,796 shares of Class A Common Stock owned directly by Mr. Jacobson; (ii) 177,492 shares of Class A Common Stock held by a family charitable foundation, of which Mr. Jacobson is a director, as to which shares Mr. Jacobson has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Bennett); and (iii) 6,055,593 shares of Class B Common Stock, which are convertible into shares of our Class A Common Stock on a share-for-share basis at any time, and which are discussed in more detail in Footnote 4 below.

(4)

This number consists of (i) 1,697,517 shares of Class B Common Stock owned directly by Mr. Jacobson; (ii) 2,038,268 shares of Class B Common Stock held by trusts of which Mr. Jacobson is the settlor and over whose trustees Mr. Jacobson can exercise remove and replace powers (and 1,989,568 shares of which are also reported as beneficially owned by the MSM 2019 Trust); and (iii) 2,319,808 shares of Class B Common Stock held by grantor retained annuity trusts of which Mr. Jacobson is the settlor, sole annuitant and trustee, and other trusts over whose portfolio securities Mr. Jacobson exercises voting and dispositive power.  Mr. Jacobson disclaims beneficial ownership of the 4,358,076 shares of Class B Common Stock that are held by these trusts, except to the extent of his pecuniary interest.

(5)	This beneficial owner’s address is c/o Jacobson Family Investments, Inc., 410 Park Avenue, New York, New York 10022.
(6)

This number consists of (i) 2,913 shares of Class A Common Stock held by a family charitable foundation, of which Ms. Gershwind Fiverson is a director, as to which shares Ms. Gershwind Fiverson has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Bennett and Mr. Gershwind); (ii) 324,919 shares of Class A Common Stock held by trusts over whose portfolio securities Ms. Gershwind Fiverson exercises voting and dispositive power (and of which 162,457 shares are also reported as beneficially owned by Mr. Gershwind and 162,462 shares are also reported as beneficially owned by Ms. Bennett); (iii) 9 shares of Class A Common Stock held by a trust over whose trustee Ms. Gershwind Fiverson can exercise remove and replace powers (and which shares are also reported as beneficially owned by Ms. Bennett); (iv) 3,638 shares of Class A Common Stock held by trusts of which Ms. Gershwind Fiverson is the settlor, sole annuitant and trustee, and other trusts over whose portfolio securities Ms. Gershwind Fiverson exercises voting and dispotive power; (v) 77,301 shares of Class A Common Stock held by a limited liability company over whose portfolio securities Ms. Gershwind Fiverson exercises voting and dispositive power; and (vi) 467,560 shares of Class B Common Stock, which are convertible into shares of our Class A Common Stock on a share-for-share basis at any time, and which are discussed in more detail in Footnote 7 below.

(7)

This number consists of (i) 14,913 shares of Class B Common Stock owned directly by Ms. Gershwind Fiverson; (ii) 313,521 shares of Class B Common Stock held by grantor retained annuity trusts of which Ms. Gershwind Fiverson is the settlor, sole annuitant and trustee, and other trusts over whose portfolio securities Ms. Gershwind Fiverson exercises voting and dispositive power; and (iii) 139,126 shares of Class B Common Stock held by trusts over whose trustees Ms. Gershwind Fiverson can exercise remove and replace powers (and of which 49,818 shares are also reported as beneficially owned by Mr. Gershwind and 89,308 shares are also reported as beneficially owned by Ms. Bennett).  Ms. Gershwind Fiverson disclaims beneficial ownership of the 452,647 shares of Class B Common Stock that are held by these trusts, except to the extent of her pecuniary interest.

(8)

This number consists of (i) 291,233 shares of Class A Common Stock owned directly by Mr. Gershwind; (ii) 290,240 shares of Class A Common Stock issuable upon the exercise by Mr. Gershwind of stock options that are exercisable as of October 31, 2021 or exercisable within 60 days of October 31, 2021; (iii) 18,389 shares of Class A Common Stock issued upon the vesting of RSUs on November 6, 2021; (iv) 21,695 shares of Class A Common Stock held by family charitable foundations, of which Mr. Gershwind is a director, as to which shares Mr. Gershwind has sole voting and dispositive power for 18,782 shares and shared voting and dispositive power for 2,913 shares (and which 2,913 shares are also reported as beneficially owned by Ms. Gershwind Fiverson and Ms. Bennett); (v) 162,457 shares of Class A  Common Stock held by a trust over whose trustee Mr. Gershwind can exercise remove and replace powers (which shares are also reported as beneficially owned by Ms. Gershwind Fiverson and to which shares Mr. Gershwind disclaims beneficial ownership, except to the extent of his pecuniary interest); and (vi) 1,160,920 shares of Class B  Common Stock, which are convertible into shares of our Class A  Common Stock on a share-for-share basis at any time, and which are discussed in more detail in Footnote 9 below.

(9)

This number consists of (i) 911,064 shares of Class B Common Stock owned directly by Mr. Gershwind; (ii) 7,426 shares of Class B Common Stock held by grantor retained annuity trusts of which Mr. Gershwind is the settlor, sole annuitant and trustee; (iii) 49,818 shares of Class B Common Stock, which are held by a trust of which Mr. Gershwind is a co-trustee and beneficiary, as to which shares Mr. Gershwind has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson); (iv) 83,621 shares of Class B Common Stock, which are held by a trust of which Mr. Gershwind is a trustee (and which shares are also reported as beneficially owned by Ms. Bennett); and (v) 108,991 shares of Class B Common Stock, which are held by a trust over whose trustee Mr. Gershwind can exercise remove and replace powers (and which shares are also reported as beneficially owned by Ms. Bennett).  Mr. Gershwind disclaims beneficial ownership of the 249,856 shares of Class B Common Stock that are held by these trusts, except to the extent of his pecuniary interest.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   71

(10)

This number consists of (i) 6,409 shares of Class A Common Stock owned directly by Ms. Bennett; (ii) 9 shares of Class A Common Stock, which are held by a trust of which Ms. Bennett is a co-trustee and beneficiary, as to which shares Ms. Bennett has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson); (iii) 162,462 shares of Class A Common Stock, which are held by a trust over whose trustee Ms. Bennett can exercise remove and replace powers (and which shares are also reported as beneficially owned by Ms.  Gershwind Fiverson and to which shares Ms. Bennett disclaims beneficial ownership, except to the extent of her pecuniary interest); (iv) 199,187 shares of Class A Common Stock held by family charitable foundations, of which Ms. Bennett is a director, as to which shares Ms. Bennett has sole voting and dispositive power for 18,782 shares and shared voting and dispositive power for 180,405 shares (and of which 177,492 shares are also reported as beneficially owned by Mr. Jacobson and 2,913 shares are also reported as beneficially owned by Ms. Gershwind Fiverson and Mr. Gershwind); and (v) 966,510 shares of Class B Common Stock, which are convertible into shares of our Class A Common Stock on a share-for-share basis at any time, and which are discussed in more detail in Footnote 11 below.

(11)

This number consists of (i) 684,590 shares of Class B Common Stock owned directly by Ms. Bennett; (ii) 89,308 shares of Class B Common Stock, which are held by a trust of which Ms. Bennett is a co-trustee and beneficiary, as to which shares Ms. Bennett has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson); (iii) 108,991 shares of Class B Common Stock, which are held by a trust of which Ms. Bennett is a trustee (and which shares are also reported as beneficially owned by Mr. Gershwind); and (iv) 83,621 shares of Class B Common Stock, which are held by a trust over whose trustee Ms. Bennett can exercise remove and replace powers (and which shares are also reported as beneficially owned by Mr. Gershwind).  Ms. Bennett disclaims beneficial ownership of the 281,920 shares of Class B Common Stock that are held by these trusts, except to the extent of her pecuniary interest.

(12)

This number consists of 1,989,568 shares of Class B Common Stock, which are convertible into shares of our Class A Common Stock on a share-for-share basis at any time, and which are discussed in more detail in Footnote 13 below.

(13)	This number consists of 1,989,568 shares of Class B Common Stock owned directly by the trust (and which shares are also reported as beneficially owned by Mr. Jacobson).
(14)

Based on information supplied by The Vanguard Group, Inc. (“Vanguard”) in a Schedule 13G/A filed with the SEC on April 12, 2021.  The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.  The Schedule 13G/A reports that Vanguard has sole voting power over no shares, shared voting power over 30,094 shares, sole dispositive power over 4,937,221 shares and shared dispositive power over 70,018 shares.

(15)

Based on information supplied by BlackRock, Inc. (“BlackRock”) in a Schedule 13G/A filed with the SEC on January 29, 2021.  The address of BlackRock is 55 East 52nd Street, New York, New York 10055.  The Schedule 13G/A reports that BlackRock has sole voting power over 3,752,015 shares, shared voting power over no shares and sole dispositive power over all of the shares shown.

72   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

 Security Ownership of Management

The address of each individual named below is as follows: c/o MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747.  All fractional shares reported in the table below have been rounded to the nearest whole share.

	Class A Common Stock			Class B Common Stock
Name	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power (1)
Mitchell Jacobson	6,300,881	(2)	11.9%	6,055,593	(3)	70.0%	45.6%
Erik Gershwind	1,944,934	(4)	4.0%	1,160,920	(5)	13.4%	9.3%
Louise Goeser	10,472		*	—		—	*
Michael Kaufmann	7,474		*	—		—	*
Steven Paladino	7,474		*	—		—	*
Philip Peller	14,896	(6)	*	—		—	*
Rudina Seseri	389		*	—		—	*
Kristen Actis-Grande	1,618	(7)	*	—		—	*
Douglas E. Jones	140,954	(8)	*	—		—	*
Steve Armstrong	18,735	(9)	*	—		—	*
Kari Heerdt	63,195	(10)	*	—		—	*
All directors, nominees for director and executive officers as a group (12 persons) (11)	8,556,809	(12)	15.7%	7,216,513	(13)	83.4%	54.9%

_____________________________

*Less than 1%

(1)

Voting power represents the combined voting power of Class A Common Stock and Class B Common Stock owned beneficially by such person.  On all matters to be voted upon at the Annual Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.  For the purpose of calculating the voting power of each beneficial owner, shares of Class A Common Stock subject to options that are exercisable as of October 31, 2021, or are exercisable within 60 days of October 31, 2021, are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B Common Stock are included on a non-converted basis only.

(2)	See Footnote 3 to the Security Ownership of Certain Beneficial Owners table, located on page 71 of this Proxy Statement.
(3)	See Footnote 4 to the Security Ownership of Certain Beneficial Owners table, located on page 71 of this Proxy Statement.
(4)	See Footnote 8 to the Security Ownership of Certain Beneficial Owners table, located on page 71 of this Proxy Statement.
(5)	See Footnote 9 to the Security Ownership of Certain Beneficial Owners table, located on page 71 of this Proxy Statement.
(6)	Includes 14,896 shares held by an irrevocable trust, of which Mr. Peller is the settlor, Mr. Peller’s daughter is the sole trustee, and Mr. Peller’s wife is the beneficiary.
(7)	Includes 1,044 shares of Class A Common Stock issued upon the vesting of RSUs on November 6, 2021.
(8)

Includes: (i) 138,470 shares of Class A Common Stock issuable upon the exercise by Mr. Jones of stock options that are exercisable as of October 31, 2021 or exercisable within 60 days of October 31, 2021, (ii) 2,186 shares of Class A Common Stock issued upon the vesting of RSUs on November 6, 2021 and (iii) 60 shares of Class A Common Stock purchased but not yet issued as of October 31, 2021 pursuant to the Associate Stock Purchase Plan.

(9)

Includes: (i) 8,366 shares of Class A Common Stock issuable upon the exercise by Mr. Armstrong of stock options that are exercisable as of October 31, 2021 or exercisable within 60 days of October 31, 2021 and (ii) 1,550 shares of Class A Common Stock issued upon the vesting of RSUs on November 6, 2021.

(10)

Includes: (i) 46,952 shares of Class A Common Stock issuable upon the exercise by Ms. Heerdt of stock options that are exercisable as of October 31, 2021 or exercisable within 60 days of October 31, 2021, (ii) 1,589 shares of Class A Common Stock issued upon the vesting of RSUs on November 6, 2021, (iii) 2,128 shares of Class A Common Stock issued upon the vesting of RSUs on November 8, 2021 and (iv) 51 shares of Class A Common Stock purchased but not yet issued as of October 31, 2021 pursuant to the Associate Stock Purchase Plan.

(11)

All directors, nominees for director and executive officers as a group excludes Mr. Armstrong and Ms. Heerdt.  Mr. Armstrong ceased to be an executive officer upon his transition from his position as Senior Vice President, General Counsel and Corporate Secretary to Senior Vice President, Legal Affairs, a non-executive officer position, effective August 29, 2021, and Ms. Heerdt ceased to be an executive officer after her termination on November 8, 2021.

(12)

Includes: (i) 530,182 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable as of October 31, 2021 or exercisable within 60 days of October 31, 2021, (ii) 24,810 shares of Class A Common Stock issued upon the vesting of RSUs on November 6, 2021 and (iii) 186 shares of Class A Common Stock purchased but not yet issued as of October 31, 2021 pursuant to the Associate Stock Purchase Plan.  Also includes 7,216,513 shares of Class B Common Stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson, our Non-Executive Chairman of the Board, or Mr. Gershwind, our President and Chief Executive Officer and a director of the Company, which are convertible into shares of our Class A Common Stock on a share-for-share basis at any time.  Please see also Footnotes 3 and 8 to the Security Ownership of Certain Beneficial Owners table, located on page 71 of this Proxy Statement.

(13)

Includes shares of Class B Common Stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson or Mr. Gershwind.  Please see also Footnotes 4 and 9 to the Security Ownership of Certain Beneficial Owners table, located on page 71 of this Proxy Statement.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   73

SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders submitted under Rule 14a-8 of the Exchange Act and intended for inclusion in our proxy statement and form of proxy for our 2023 Annual Meeting of Shareholders must be received by us no later than August 18, 2022.  Any such shareholder proposals may be included in our proxy statement and form of proxy for our 2023 Annual Meeting of Shareholders so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules and regulations of the SEC.  For shareholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act which are not included in our proxy statement and form of proxy and which may properly be presented for consideration at our 2023 Annual Meeting of Shareholders, and in accordance with Rule 14a-4(c) of the Exchange Act, the proxy or proxies designated by us will have discretionary authority to vote on any such matter unless notice of the matter is received by us not later than November 1, 2022.  Shareholder proposals should be directed to our Assistant Corporate Secretary at MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747.

INFORMATION ABOUT THE ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Wednesday, January 26, 2022 via live audio webcast at www.virtualshareholdermeeting.com/MSM2022.  There will not be an option to attend the Annual Meeting in person.

How do I participate in the live audio webcast of the Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on December 8, 2021, the record date, or hold a valid proxy for the meeting.  To participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MSM2022,  you must enter the unique 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instructions.  If you are a beneficial shareholder, you may contact the shareholder of record (e.g., your bank, broker or other nominee) if you have questions about obtaining your control number.  If you do not have a control number, you may still access the live audio webcast of the Annual Meeting as a guest, but you will not be able to submit questions or to vote at the meeting.

The question and answer session will include questions submitted live during the Annual Meeting.  Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/MSM2022.

We encourage you to access the Annual Meeting before it begins.  Online check-in will start approximately 15 minutes before the Annual Meeting on January 26, 2022.  The agenda and rules of conduct for the Annual Meeting will be available at www.virtualshareholdermeeting.com/MSM2022.

What if I have technical difficulties or trouble accessing the live audio webcast of the Annual Meeting?

If you encounter any difficulties accessing the live audio webcast of the Annual Meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page at www.virtualshareholdermeeting.com/MSM2022.

How do I vote?

If you are a shareholder of record, you may vote your shares in advance of the Annual Meeting via the Internet at www.proxyvote.com, by telephone or by completing, signing, dating and mailing your proxy card.  You may request a printed proxy card by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received.  Detailed instructions for Internet voting are provided in the Notice of Internet Availability of Proxy Materials and instructions for Internet voting and telephone voting are provided in the printed proxy card.  You may also participate in the live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/MSM2022 and vote during the meeting.

If you are a beneficial shareholder, you must follow the voting procedures provided by your bank, broker or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

Shareholders will need their unique 16-digit control number which appears on the Notice of Internet Availability of Proxy Materials, the proxy card and the instructions that accompanied the proxy materials in order to vote shares or ask

74   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

questions prior to or at the Annual Meeting.  If you are a beneficial owner and you do not have your control number, you must contact your bank, broker or other nominee to obtain a control number or voting instructions.

If you are a shareholder of record and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all seven of our nominees to the Board, “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2022 and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers).

If your shares are held in the MSC Industrial Direct 401(k) Plan, you may vote via the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials or proxy card.  The trustee of the MSC Industrial Direct 401(k) Plan, T. Rowe Price Trust Company, will vote all shares of Class A Common Stock of the Company allocated to your 401(k) account in accordance with your instructions.  If the voting instructions are returned without choices marked, and if not otherwise directed, the shares in your 401(k) account that are represented by the voting instruction form will not be voted.  If your shares are held in the MSC Industrial Direct 401(k) Plan, you must deliver your voting instructions to the trustee no later than 11:59 p.m., Eastern Time, on January 23, 2022.

What am I voting on?

You are voting on the following proposals:

•	to elect the seven directors nominated by the Board of Directors;
•	to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2022;
•	to approve, on an advisory basis, the compensation of our named executive officers; and
•	to consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that you vote “FOR” the election of each of the seven directors nominated by the Board, “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2022 and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Who is entitled to vote?

Only shareholders of record of our Class A Common Stock and our Class B Common Stock as of the close of business on December 8, 2021, the record date, are eligible to vote at the Annual Meeting.  On that date, there were 47,125,361 shares of our Class A Common Stock and 8,654,010 shares of our Class B Common Stock outstanding.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   75

What is a shareholder of record?

You are a shareholder of record if you are registered as a shareholder with our transfer agent, Computershare Trust Company, N.A.

What is a beneficial shareholder?

You are a beneficial shareholder if a bank, broker or similar organization holds your shares in their name for your benefit.  This form of ownership is often called ownership in “street name,” since your name does not appear in our records.  If you are a beneficial shareholder, you may vote by following the voting instructions provided by your bank, broker or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

What is a broker non-vote?

If you hold shares beneficially in street name and you do not provide the organization that holds your shares with voting instructions, then your shares could constitute “broker non-votes.”  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and the beneficial owner does not provide instructions.

If you are a beneficial owner whose shares are held in the name of a broker, and you do not provide your broker with voting instructions, the broker has the authority to vote your shares for or against certain “routine” matters.  The proposal to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2022 is the only routine matter being considered at the Annual Meeting.

We encourage you to provide instructions to your bank, broker or other nominee so that your shares may be voted.  If you do not provide instructions to your bank, broker or other nominee, your shares will not be voted in the election of directors or on the advisory vote to approve the compensation of our named executive officers.

What is a quorum?

A quorum is the minimum number of shares required to hold a shareholders meeting.  Under New York law and our Second Amended and Restated By-laws, the presence, in person or by proxy, of the holders of a majority of the total shares of our Class A Common Stock and our Class B Common Stock that are entitled to vote is necessary to constitute a quorum at the Annual Meeting.

What is the vote required for each proposal?

The election of each nominee for director requires the affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting.  The ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2022, the approval, on an advisory basis, of the compensation of our named executive officers  and the approval of any other matters each requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.  Abstentions will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.  Broker non-votes are not counted for any purpose in determining whether a matter has been approved, but, along with abstentions, are considered present and entitled to vote for purposes of determining a quorum for the Annual Meeting.

On all matters to be voted upon at the Annual Meeting and any adjournment or postponement thereof, the record holders of our Class A Common Stock and our Class B Common Stock vote together as a single class, with each holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

76   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

Can I ask questions if I participate in the live audio webcast of the Annual Meeting?

Shareholders as of the record date who participate in the live audio webcast of the Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting.  Shareholders must have available their control number provided on their Notice of Internet Availability of Proxy Materials or proxy card.

What will happen if another matter properly comes before the Annual Meeting?

The Board does not intend to bring any matter before the Annual Meeting except as specifically indicated in the accompanying notice and these proxy materials, nor does the Board know of any matters that anyone else proposes to present for action at the meeting.  However, if any other matters are properly presented at the Annual Meeting for a vote, the enclosed proxy card confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy as to those matters.

If I plan to participate in the live audio webcast of the Annual Meeting, should I still vote by proxy?

All shareholders are cordially invited to participate in the live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/MSM2022.  To ensure your representation at the Annual Meeting, you are urged to vote via the Internet prior to the meeting, by telephone or by completing, signing, dating and mailing the enclosed proxy card as promptly as possible.  If you participate in the live audio webcast of the Annual Meeting, you may vote your shares online during the meeting even though you have submitted proxies or authorized a proxy to vote online.  You will need your unique 16-digit control number which appears on the Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box marked by the arrow) and the instructions that accompanied the proxy materials in order to vote your shares online during the Annual Meeting.  If you are a beneficial owner and you do not have a control number, you may contact your bank, broker or other nominee to obtain a control number or voting instructions.

Who pays the cost for the solicitation of proxies?

We will pay any expenses for the solicitation of proxies for the Annual Meeting.  Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses that they incur in forwarding material to the beneficial owners of shares of our Class A Common Stock.

How can I revoke my proxy or change my vote?

Shareholders of record may revoke their proxy or change their vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to our Assistant Corporate Secretary at MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747; (ii) delivering a proxy bearing a later date (either in writing, by telephone or via the Internet) and until the applicable deadline for each method of voting specified in the Notice of Internet Availability of Proxy Materials or proxy card; or (iii) participating in the meeting via live audio webcast and voting online during the meeting prior to the closing of the polls.  Participation in the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote online during the meeting prior to the closing of the polls.  For all methods of voting, the last vote cast will supersede all previous votes.

Beneficial shareholders may revoke or change their voting instructions by participating in the Annual Meeting via live audio webcast and voting online during the meeting prior to the closing of the polls or by following the instructions of their bank, broker or other nominee.  If you are a beneficial shareholder and do not have your control number, you must contact your bank, broker or other nominee for instructions on how to revoke or change your voting instructions.

How may I obtain a separate set of proxy materials or request a single set for my household?

For registered shareholders who receive paper copies of this Proxy Statement, copies of our 2021 Annual Report to Shareholders are being mailed simultaneously with this Proxy Statement.  All other registered shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report online and how to request paper copies of our proxy materials and annual report.  If you are a registered shareholder and want to save us the cost of mailing more than one copy of our proxy materials and annual report or Notice of Internet Availability of Proxy Materials, as applicable, to the same address, we will discontinue, at your request to the Assistant Corporate Secretary of the Company, mailing the duplicate copy to the account or accounts you select.  Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports or notices of internet availability of proxy materials, as applicable, and who wish to receive a single copy of such materials in the future, will need to contact their bank, broker or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   77

If you are the beneficial owner, but not the record holder, of shares of our Class A Common Stock, your bank, broker or other nominee may deliver only one copy of this Proxy Statement and our 2021 Annual Report to Shareholders or instructions on how to access the proxy materials electronically, as applicable, to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders.  If you are a beneficial holder and wish to receive multiple copies of such materials in the future, you will need to contact your bank, broker or other nominee to request multiple copies.

We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2021 Annual Report to Shareholders or the Notice of Internet Availability of Proxy Materials, as applicable, to any registered shareholder at a shared address to which a single copy of the document or documents was delivered.  A registered shareholder who wishes to receive a separate copy of the proxy statement and the annual report to shareholders or the notice of internet availability of proxy materials, as applicable, now or in the future, should submit this request by writing to Assistant Corporate Secretary,  MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747, or calling (516) 812-2000.

What is the address of your principal executive offices?

The mailing address of our principal executive offices is 515 Broadhollow Road, Suite 1000, Melville, New York 11747.  We also maintain a co-located headquarters at 525 Harbour Place Drive, Davidson, North Carolina 28036.

78   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

OTHER MATTERS

We will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended August 28, 2021, including the financial statements and the financial statement schedules, required to be filed with the SEC, or any exhibit thereto.  Any such written request should be directed to the office of our Chief Financial Officer, c/o MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares which you hold.  If you are a registered shareholder, we urge you to vote promptly via the Internet, by telephone or by completing, signing, dating and mailing a printed proxy card.  If you are a beneficial shareholder, we urge you to vote promptly by following the instructions provided by your bank, broker or other nominee.

Cautionary Note Regarding Forward-Looking Statements

Statements in this document may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements about the impact of COVID-19 on our business operations, are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The inclusion of any statement in this document does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.  Factors that could cause actual results to differ materially from those in forward-looking statements include the following: the impact of the COVID-19 pandemic on our sales, operations and supply chain; general economic conditions in the markets in which we operate, including conditions resulting from the COVID-19 pandemic; changing customer and product mixes; competition, including the adoption by competitors of aggressive pricing strategies and sales methods; industry consolidation and other changes in the industrial distribution sector; our ability to realize the expected benefits from our investment and strategic plans, including our transition from being a spot-buy supplier to a mission-critical partner to our customers; our ability to realize the expected cost savings and benefits from our restructuring activities and structural cost reductions; the retention of key personnel; volatility in commodity and energy prices; the credit risk of our customers, including changes in credit risk as a result of the COVID-19 pandemic; the risk of customer cancellation or rescheduling of orders; difficulties in calibrating customer demand for our products, in particular PPE products, which could cause an inability to sell excess products ordered from manufacturers resulting in inventory write-downs or could conversely cause inventory shortages of such products; work stoppages, labor shortages or other business interruptions (including those due to extreme weather conditions or as a result of the COVID-19 pandemic) at transportation centers, shipping ports, our headquarters or our CFCs; disruptions or breaches of our information technology systems, or violations of data privacy laws; the retention of qualified sales and customer service personnel and metalworking specialists; the risk of loss of key suppliers or contractors or key brands or supply chain disruptions, including due to import restrictions resulting from the COVID-19 pandemic; changes to governmental trade policies, including the impact from significant import restrictions or tariffs; risks related to opening or expanding our CFCs; our ability to estimate the cost of healthcare claims incurred under our self-insurance plan; litigation risk due to the nature of our business; risks associated with the integration of acquired businesses or other strategic transactions; financial restrictions on outstanding borrowings; our ability to maintain our credit facilities; the interest rate uncertainty due to the London InterBank Offered Rate reform; the failure to comply with applicable environmental, health and safety laws and regulations, including government action in response to the COVID-19 pandemic, and other laws applicable to our business; the outcome of government or regulatory proceedings or future litigation; goodwill and intangible assets recorded resulting from our acquisitions could be impaired; our common stock price may be volatile due to factors outside of our control; and our principal shareholders exercise significant control over us, which may result in our taking actions or failing to take actions which our other shareholders do not prefer.  Additional information concerning these and other risks is described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the reports on Forms 10-K and 10-Q that we file with the SEC.  We assume no obligation to update any of these forward-looking statements, except to the extent required by applicable law.

MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement   79

By Order of the Board of Directors,

Kristen Actis-Grande
Executive Vice President and Chief Financial Officer
Melville, New York
December 16, 2021

80   MSC Industrial Direct Co., Inc.  Notice of 2022 Annual Meeting and 2021 Proxy Statement

MSC BUILT TO MAKE YOU BETTER MSC INDUSTRIAL DIRECT CO., INC. 515 BROADHOLLOW ROAD, SUITE 1000 MELVILLE, NY 11747-3705  SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxwote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m., Eastern Time, on January 25,2022 for shares held directly. Vote by 11:59 p.m., Eastern Time, on January 23, 2022 for shares held in the MSC Industrial Direct 401 (k) Plan. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeetinq.com/MSM2022 You may attend the meeting virtually via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and then follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m., Eastern Time, on January 25, 2022 for shares held directly. Vote by 11:59 p.m., Eastern Time, on January 23, 2022 for shares held in the MSC Industrial Direct 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by MSC Industrial Direct Co., Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D64161-P647 59-Z81530 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. _ KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY  MSC INDUSTRIAL DIRECT CO., INC The Board of Directors recommends that you vote "FOR" each of the nominees named in Proposal No. 1. Proposal No. 1: Election of Directors Nominees: 01) Erik Gershwind 05) Steven Paladino 02) Louise Goeser 06) Philip Peller 03) Mitchell Jacobson 07) Rudina Seseri 04) Michael Kaufmann For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. □ □ □  The Board of Directors recommends that you vote "FOR" Proposal Nos. 2 and 3. For Against Abstain Proposal No. 2: Ratification of the Appointment of Independent Registered Public Accounting Firm To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2022. Proposal No. 3: Advisory Vote to Approve Named Executive Officer Compensation To approve, on an advisory basis, the compensation of our named executive officers. NOTE: In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSAL NOS. 1, 2 AND 3 HAS BEEN PROPOSED BY MSC INDUSTRIAL DIRECT CO., INC. Authorized Signatures - Sign and Date Below - This section must be completed for your vote to be counted. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2022 Annual Meeting and 2021 Proxy Statement and the 2021 Annual Report to Shareholders are available at www.proxyvote.com.  MSC INDUSTRIAL DIRECT CO., INC 2022 ANNUAL MEETING OF SHAREHOLDERS JANUARY 26, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoint(s) John Chironna and Neal Dongre, and each of them, as attorneys-in-fact, with full power of substitution, to vote all shares of common stock of MSC Industrial Direct Co., Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the 2022 Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., Eastern Time, on Wednesday, January 26, 2022 via live audio webcast at www.virtualshareholdermeeting.com/MSM2022, and any adjournment or postponement thereof, and, without limiting the generality of the power hereby conferred, the proxy holders are specifically directed to vote as indicated on the reverse side. In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. For participants in the MSC Industrial Direct 401(k) Plan, this card constitutes voting instructions to T. Rowe Price Trust Company or its successor, as trustee under the MSC Industrial Direct 401(k) Plan. The undersigned, if a participant in the MSC Industrial Direct 401(k) Plan, directs T. Rowe Price Trust Company, Directed Trustee, to vote all shares of Class A Common Stock of the Company allocated to his or her account, as specified on the reverse side, at the 2022 Annual Meeting of Shareholders, or any adjournment or postponement thereof. Voting instructions to the trustee of the MSC Industrial Direct 401(k) Plan must be received by January 24, 2022. All shares of our common stock registered in your name and/or held for your benefit in the MSC Industrial Direct 401(k) Plan are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the shareholder. If a properly signed proxy is returned without choices marked, and if not otherwise directed, the shares represented by this proxy registered in your name will be voted "FOR" each of the director nominees named in Proposal No. 1, "FOR" Proposal Nos. 2 and 3, and in the discretion of the proxy holders with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. Regarding the MSC Industrial Direct 401(k) Plan, if an unsigned direction card or a properly signed direction card without choices marked is returned, or no direction card is received, the shares represented by those direction cards will not be voted. PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Shareholders and at any adjournments or postponements thereof.  All shareholders are cordially invited to attend the 2021 Annual Meeting of Shareholders. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed proxy card as promptly as possible and return it in the postage-paid envelope provided. Any shareholder (other than a participant in the MSC Industrial Direct 401(k) Plan) attending the meeting may vote in person even if he or she has already returned a proxy. CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE